UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MRC GLOBAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2020 Notice of Annual Meeting of Stockholders & Proxy Statement MRC Global

A Message from Our Chairman Rhys J. Best

March 25, 2020

Dear Fellow Stockholder:

We are pleased to invite you to the 2020 Annual Meeting of Stockholders, which will be held on Thursday, May 7, 2020, at the Fulbright Tower Auditorium, 1301 McKinney Street, Houston, Texas 77010, at 10:00 a.m. Houston, Texas time. A notice of the meeting and a Proxy Statement containing information about the matters to be acted upon are attached to this letter.

Your vote is important to us. Whether or not you plan to attend the meeting, please promptly vote your shares by submitting your proxy by internet or telephone or by completing, signing, dating and returning your Proxy Card or voting instruction form. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Thank you for being a stockholder and for the trust and continued interest you have in MRC Global Inc.

Best regards,

/s/ Rhys J. Best

Rhys J. Best

Chairman of the Board

A Message from Our President and CEO Andrew R. Lane

Dear Fellow Stockholders,

On behalf of the MRC Global Board of Directors, thank you for your investment in our company. We hope you will be able to join us for the Annual Meeting of Stockholders in Houston or submit your vote by proxy. Your input will help the Board operate as your advocates and lead our company to a successful future.

Following two consecutive years of growth, our customers demonstrated increased capital discipline and reduced their spending in 2019 resulting in lower sale volumes for us.

Even when the economic environment is volatile and uncertain, MRC Global is built on solid ground. We continue to be the leading PVF distribution company in the world. Our well-balanced customer portfolio includes multi-year contracts with the largest energy companies across the upstream, midstream and downstream sectors. This position of strength allows our diverse and experienced Board of Directors to remain committed to our long-term strategy to create value for our stockholders by:

●	growing market share,

●	maximizing our profitability with higher margin products and value-added services,

●	maximizing working capital efficiency, and

●	optimizing our capital structure.

To that end, in 2019, we:

●	generated $242 million of cash flow from operations,

●	produced net income of $39 million and $201 million of adjusted EBITDA (see the footnote on page 4 regarding the non-GAAP measure adjusted EBITDA),

●

achieved gross profit percentage of 17.8% and an adjusted gross profit percentage of 19.5%, as we continued to implement our strategy of selling higher margin products (see the footnote on page 4 regarding the non-GAAP measure, adjusted gross profit),

●	optimized working capital, ending the year with working capital as a percentage of sales at 19.1%,

●	decreased SG&A expenses to match customer spending levels,

●	reduced debt,

●	completed a share repurchase program,

●	increased market share by adding new customer contracts and awards, and

●	solidified our commitment to ESG initiatives.

Recently, we had some changes to the Board of directors that I would like to acknowledge. Two of our founding family Board members, who helped build MRC Global, Craig Ketchum and H.B. Wehrle, III, have decided not to stand for re-election as directors and retire from the Board. Each has served 13 years and were former Presidents and co-CEOs of the company and former co-Chairmen of our Board. They were both instrumental in creating the foundation for what MRC Global is today. I would like to thank each of them for their valued contribution to MRC Global and wish them well.

We also welcomed Kelly Youngblood to our executive management team in November 2019. Kelly succeeded Jim Braun as our chief financial officer on March 1, 2020. Jim has been a significant contributor to our company over his tenure. His guidance during our Initial Public Offering, in particular, was invaluable. While we wish Jim only the best in his next chapter, we do so with confidence that he has passed the baton to a worthy successor.

Again, thank you for your investment in MRC Global. I am proud of the progress we made as a company in 2019, and I look forward to working with you to continue that progress in 2020.

Best Regards,

/s/ Andrew R. Lane

Andrew R. Lane

President and Chief Executive Officer

Notice of 2020 Annual Meeting of Stockholders

Date and Time

Thursday, May 7, 2020

10:00 a.m. Houston, Texas time

Place*

Fulbright Tower Auditorium

1301 McKinney Street

Houston, Texas 77010

Items to be Voted On

1.	Elect the 8 director nominees named in the accompanying Proxy Statement to serve on the Company’s Board of Directors as directors.

2.	Consider and act upon an advisory approval of a non-binding resolution approving the Company’s named executive officer compensation.

3.	Consider and act upon the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2020.

4.	Act on any other business that may properly come before the Annual Meeting or any reconvened meeting after adjournment.

How to Vote in Advance

Your vote is very important. Even if you intend to be present at the Annual Meeting, please promptly vote in one of the following ways so that your shares may be represented and voted at the Annual Meeting:

Advance Voting Methods

Telephone – You can vote your shares by calling 800.652.VOTE (8683).

Internet – Follow online instructions on your Proxy Card and vote at www.investorvote.com/MRC

Mail - Complete, sign, date and return your proxy card or voting instruction form.

We mailed a Notice Regarding the Availability of Proxy Materials (the “Notice”) on or about March 25, 2020.

MRC Global’s Proxy Statement and 2019 Annual Report for the fiscal year ended December 31, 2019 are available at www.edocumentview.com/MRC.

*

We are actively monitoring the coronavirus (COVID-19) and in the event it is not advisable to hold our meeting in person, we will announce alternative arrangements for the meeting in advance. Please monitor our website at https://www.mrcglobal.com and click on “Investor Relations” for updated information.

Who Can Vote

You can vote and attend the Annual Meeting if you were a holder of record of the Company’s common or preferred stock at the close of business on March 13, 2020.

Voting by telephone or internet or by returning your proxy card or voting instruction form in advance of the 2020 Annual Meeting does not deprive you of your right to attend the meeting.

By Order of the Board of Directors,

/s/ Daniel J. Churay

Daniel J. Churay

Executive Vice President – Corporate Affairs,

General Counsel and Corporate Secretary

March 25, 2020

MRC Global Inc.

1301 McKinney Street, Suite 2300

Houston, Texas 77010

i	2020 Proxy Statement

ii	2020 Proxy Statement

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. For more complete information on the 2019 financial and operating performance of MRC Global Inc. (“MRC Global”, the “Company”, “we”, “us” or “our”), please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (the “Form 10-K”) that was filed with the U.S. Securities and Exchange Commission (the “SEC”) and can be found on the internet at www.edocumentview.com/MRC.

Voting Matters

Stockholders are being asked to vote on the following matters at the 2020 Annual Meeting of Stockholders:

Item I.	The Election of 8 Director Nominees Identified in this Proxy Statement.	Page 21

Board Recommendation: FOR each director

Item II.	Approval, on an Advisory Basis, of the Company’s Named Executive Officer Compensation.	Page 62

Board Recommendation: FOR

Item III.	Ratification of the Appointment of Ernst & Young LLP as Independent Auditors for 2020.	Page 79

Board Recommendation: FOR

1	2020 Proxy Statement

   Director Nominees

Name	Age at Annual Meeting	Director Since	Professional Background	Independent	Committee Membership and Positions
Rhys J. Best	73	2007	Chairman of the Board of MRC Global Inc., Former Chairman, President and CEO of Lone Star Technologies, Inc.	✓	Chairman of the Board
Deborah G. Adams	59	2017	Former Senior Vice President of Phillips 66	✓	Audit Compensation
Leonard M. Anthony	65	2008	Former President and CEO of WCI Steel, Inc. and Former Chief Financial Officer of Dresser-Rand Group, Inc.	✓	Governance (Chair) Audit
Barbara J. Duganier	61	2015	Former Global Chief Strategy Officer of Accenture and Former Global Chief Financial Officer of Andersen Worldwide	✓	Audit (Chair) Governance
Andrew R. Lane	60	2008	MRC Global President and Chief Executive Officer and former Halliburton Chief Operating Officer
Dr. Cornelis A. Linse	70	2010	Former Chairman of the Netherlands Commission for Environmental Impact Assessment and former Shell executive	✓	Audit Compensation
John A. Perkins	72	2009	Former CEO of Truflo International plc	✓	Compensation Governance
Robert L. Wood	66	2015	Former Chairman, President and CEO of Chemtura Corporation	✓	Compensation (Chair) Governance

   *Current directors Craig Ketchum and H. B. Wehrle III have decided not to stand for re-election to the Board at the Annual    meeting. See PROPOSAL I: ELECTION OF DIRECTORS.

 Preferred Stock Designated Director

Henry Cornell	64	2018	Founder and Senior Partner of Cornell Capital LLC and Former Managing Director and Vice Chairman of the Merchant Banking Division of Goldman Sachs & Co.

     Director Nominee Highlights

86% 7 of 8 Director Nominees are independent, including our Chairman of the Board	63% 5 Directors Nominees are current or former CEOs	63% 5 Director nominees currently serve or have served on other public company boards
25% 2 of our Director Nominees are women	3 new Directors since 2015	38% 3 Director nominees have a tenure of 5 years or less

2	2020 Proxy Statement

Governance Highlights

We are committed to adhering to sound principles of governance and have adopted corporate governance practices that promote the effective functioning of our Board of Directors. Some highlights of our corporate governance practices are listed below.

Board Structure and Governance	✓	Seven of nine nominated or designated directors are independent. Each of our non-independent directors hold a substantial investment in the Company.
	✓	Female and minority directors comprise 33% of our nominated or designated directors.
	✓	We have two female directors.
	✓	Each of the Audit, Compensation and Governance Committees is comprised entirely of independent directors.
	✓	All directors attended 100% of meetings of the Board and committees of the Board on which they served.
	✓	The directors regularly hold executive sessions at each Board and committee meeting.
	✓	We have a mandatory retirement policy for directors.
	✓	Annually, we review our committee charters and Corporate Governance Guidelines.
	✓	We have a separate Chairman and CEO.
	✓	Our Chairman is independent and provides independent oversight of senior management and Board matters.
✓

All directors elected by the common stockholders are elected annually based on a plurality of the votes cast in uncontested elections, with a director resignation policy requiring a letter of resignation from a director if such director receives a greater number of “withhold” votes than “for” votes in his or her election.

	✓	The Board and each committee annually conducts a thorough self- assessment process focused on Board or committee performance, respectively.
	✓	We are committed to Board refreshment. Since 2015, we have added three new independent directors.
	✓	We have active risk oversight by the Board and committees.
	✓	Our Board is actively engaged in overseeing talent and long-term succession planning for senior leadership and directors.

Corporate Responsibility	✓	We have a comprehensive ethics program with standards of business conduct that help guide and promote good governance, responsible business practices and the highest standards of integrity.

Stock Ownership	✓	We have stock ownership guidelines of 5x the annual cash retainer for our non-employee directors.
	✓	We have stock ownership guidelines of 5x base salary for the CEO and 3x base salary for other named executive officers (“NEOs”).
	✓	We prohibit hedging and pledging of our Company securities by directors and executive officers.

3	2020 Proxy Statement

2019 Financial Highlights

Financial and operational highlights from fiscal year 2019 include:

● Sales of $3.662 billion	● Cash flow from operations of $242 million

● Gross profit of $653 million (17.8% of sales)	● Net working capital 19.1% of sales

● Adjusted gross profit of $714 million (19.5% of sales)+	● Net leverage ratio of 2.6x+++

● Net income to common stockholders of $15 million	● Share repurchases of $75 million in 2019

● Adjusted EBITDA of $201 million++

+

Adjusted gross profit is a non-GAAP financial measure. We define adjusted gross profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of our last-in, first-out (“LIFO”) inventory costing methodology. We present adjusted gross profit because we believe it is a useful indicator of our operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. We use adjusted gross profit as a key performance indicator in managing our business. We believe that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to adjusted gross profit. See page 31 of our Annual Report on Form 10-K for the year ended December 31, 2019 that has been filed with the SEC for a more detailed reconciliation of adjusted gross profit to gross profit.

++

Adjusted EBITDA is a non-GAAP financial measure, and we define adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments and asset impairments, including inventory) and plus or minus the impact of our LIFO inventory costing methodology. We believe adjusted EBITDA provides investors a helpful measure for comparing our operating performance with the performance of other companies that may have different financing and capital structures or tax rates. We believe it is a useful indicator of our operating performance without regard to items, such as amortization of intangibles, which can vary substantially from company to company depending upon the nature and extent of acquisitions. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. We use adjusted EBITDA as a key performance indicator in managing our business and in incenting executive performance. We believe that net income is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to adjusted EBITDA.

See pages 32-33 of our Annual Report on Form 10-K for the year ended December 31, 2019 that has been filed with the SEC for a more detailed reconciliation of net income to adjusted EBITDA.

+++	We define net leverage ratio as net debt (total debt less cash) divided by adjusted EBITDA.

4	2020 Proxy Statement

2019 Executive Compensation Highlights

MRC Global’s executive compensation program is designed to attract, motivate and retain our executives, including our NEOs, who are critical to the Company’s long-term success. Our compensation program is based upon and is designed to address three core principles:

Executive officer goals are aligned with stockholder interests	We have designed the Company’s compensation policies to align the interests of our executive officers with those of our stockholders.
Compensation is significantly performance-based

    We provide executive compensation from a total direct compensation perspective. This consists of fixed and variable pay, with an emphasis on variable pay to reward short-term performance measured against pre-established operational goals and objectives and long-term pay in the form of restricted stock units and performance share units. Restricted stock unit values increase or decrease with share price. Vesting of performance share units depends on relative shareholder value compared to companies in the OSX index (described in footnote 5 on page 37) and achievement of RANCE targets (described in footnote 6 on page 37).

Compensation opportunities are competitive to attract and retain talented employees	Each year, the Compensation Committee of our Board assesses the competitiveness of total compensation levels for executives to enable the Company to successfully attract and retain executive talent.

Our Compensation Committee, which is comprised solely of independent directors, is responsible for oversight of our executive compensation program and determines the compensation to be paid to our executive officers (other than our CEO). With respect to our CEO, the Compensation Committee makes recommendations to our full Board regarding CEO compensation, and the full Board determines CEO compensation. The Compensation Committee makes decisions on executive compensation from a total direct compensation perspective. Total direct compensation is comprised of base salary, annual cash incentive, long-term incentive compensation, benefits and perquisites. A substantial portion of our executives’ compensation is performance-based and at-risk. In addition, our compensation program has a significant component of long-term equity awards rather than cash compensation. We believe this maximizes retention and aligns a substantial portion of our named executive officers’ compensation directly with stockholders’ interests.

2019 Target Compensation

The following illustration represents the elements of target compensation for our NEOs in 2019.

Annual cash incentive for each performance metric does not pay out unless threshold performance for that metric is achieved.Performance share units pay out based on relative total shareholder return, when compared to companies in the OSX index, and achievement of a RANCE target.Value of restricted stock units is aligned with Company share price.1 Does not include Mr. Youngblood, who joined the Company in November 2019.

5	2020 Proxy Statement

Key Features of our Executive Compensation Program

What We Do
✓	We pay for performance – in 2019, 73% of NEO pay was at risk and target total direct compensation is achieved only when performance objectives are achieved.
✓	We set objectives for our annual cash incentive plan that are measurable, determined in advance, aligned with stockholder interests.
✓	Our 2019 annual incentive adjusted EBITDA performance target was set higher than actual and target performance in the prior year.
✓

Our long-term equity compensation plan is designed to be strongly tied to Company performance. We award performance share units to tie payouts to relative total shareholder return (“TSR”) and return on average net capital employed (“RANCE”). We award restricted stock units to tie realized value to stock price and to provide retention value.

✓	We have equity ownership guidelines that provide for significant executive officer equity ownership.
✓

We have a clawback policy in place to recoup certain compensation from the covered employees in the event of restatement of our financial statements due to theft, fraud, willful misconduct or negligence.

✓	We have a fully independent Compensation Committee.
✓	Our Compensation Committee engages a compensation consultant that is independent of management and the Company.
✓	We benchmark pay relative to the market and review the peer group used for market benchmarking on an annual basis.
✓	We have an annual Say-on-Pay vote.

We provide additional detail about our executive compensation in our “Compensation Discussion and Analysis”.

What We Don’t Do
No guaranteed minimum incentives.
No re-pricing of stock options or stock appreciation rights permitted without approval from stockholders.
No hedging or derivative transactions with respect to our shares by executive officers or directors permitted.
No pledging of MRC Global securities by executive officers or directors permitted.

The Board of Directors continues to believe that our executive compensation program and policies are effective in achieving the Company’s core principles. Our Board recommends that stockholders vote FOR the Company’s 2020 Say-on-Pay proposal.

Deadlines for Submitting Shareholder Proposals for 2021 Annual Meeting of Stockholders

The Corporate Secretary of the Company must receive proposals for inclusion in our Proxy Statement for our 2021 annual meeting of stockholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no later than November 25, 2020.

The Corporate Secretary of the Company must receive notice of a stockholder nomination for candidates for the Board or any other business to be considered at our 2021 annual meeting of stockholders no earlier than the close of business on January 7, 2021 and no later than the close of business on February 6, 2021. Changes to the date of our annual meeting and the date of the first announcement of such meeting may change these dates, as set forth in our Bylaws and further discussed below.

6	2020 Proxy Statement

ENVIRONMENTAL, SOCIAL RESPONSIBILITY AND CORPORATE GOVERNANCE

Our 2019 Environmental, Social Responsibility & Governance Report (“ESG”), which we published in September 2019, can be found on our website at https://www.mrcglobal.com, by clicking on “Company,” then “Corporate Social Responsibility.” MRC Global is committed to responsible governance and interactions with all of its stakeholders. We always endeavor to operate our business in line with our following core values:

Safety Leadership	Customer Satisfaction
Our number one focus is the safety of our employees, customers and those with whom we interact. Safety is both a core value and strategy, and safety leadership is part of our culture.	Our customers are at the center of everything we do, helping us to shape our strategic priorities.

Business Ethics	Operational Excellence

As a global leader, we always strive to operate with integrity and responsibility in all aspects of our operations.	Our operational excellence strategy helps us to continually find better and more efficient ways to conduct business and provide the best services at an affordable cost for our customers.

Employee Development	Financial Performance

We seek to maintain an environment that is open and diverse, provides equal opportunity and is inclusive and where our people feel valued, included and accountable. We want each person to be developed to his or her fullest potential.

We know that by being true to our values, we will continue to achieve our goals, positively impact our industry and the communities where we live and work and deliver long-term value to our stockholders.

Community and Charity Development	Teamwork

We support our communities through the MRC Global Foundation, MRC Global Cares initiatives and our ESG Committee, detailed below.	MRC Global recognizes that our people are our greatest strength. We are a global team dedicated to our customers, our communities and each other.

      Our core values drive actions for all of our stakeholders and include those below:

●	The Company Achieved Top Quartile Safety Performance in a NAW Survey (2018).
O	Survey includes 54 distribution companies with over $1 billion in revenue
●	Our Distribution Business Model Allows Expansion of Different Products, Geographies and Industrial Market Sectors.
O	Our model can address climate change initiatives or sentiment negatively impacting traditional energy markets.
●	MRC Global Contributes to a Sustainable Environment.
O	Increasing majority of valve sales ($1.4 billion in 2019) are “Low-E” valves, which prevent emissions of methane and other greenhouse gases.
O	We reduced CO2 vehicle emissions from our fleet by approximately 20% from 2013 levels through 2018.
O	We increased our recycling tonnage by 5% from 2017 to 2018.
●	Our Supplier Quality Process (Processes, Policies, Audits) include steps to:
O	Increase ethical behavior in our supply chain
O	Avoid improper labor practices
O	Encourage sustainability

7	2020 Proxy Statement

●	We Have Programs to Develop Employees and Encourage Diversity.
O	33% of proposed Board (nominees plus the designated director) from diversity groups
O	44% Women in corporate functions

ENVIRONMENTAL LOW-E VALVE SALES PREVENT LEAKING OF METHANE AND OTHER GREENHOUSE GASES INCREASED USE OF EFFICIENT ENGINES IN MRC GLOBAL'S FLEET REDUCED CO2 VEHICLE EMISSION FROM FLEET BY APPROXIMATELY 20% SINCE 2013 INCREASED RECYCLING TONNAGE BY 5% SINCE 2017 SOCIAL RESPONSIBILITY MORE THAN 3,600 EMPLOYEES 20 COUNTRIES 26% WOMEN OVERALL 44% WOMEN IN CORPORATE FUNCTIONS 33% OF PROPOSED BOARD (NOMINEES PLUS DESIGNATED DIRECTOR) ARE FROM DIVERSITY GROUPS SAFETY PERFORMANCE AMONG 54 DISTRIBUTION COMPANIES WITH +$1B IN REVENUE GOVERNANCE REVENUE INDEPENDENT NON-EXECUTIVE CHAIRMAN CORPORATE GOVERNANCE GUIDELINES STRATEGIC PLANNING RISK MANAGEMENT

The Company understands the importance of proper management of ESG factors and how critical meeting the high ESG standards are for MRC Global’s operations. Proper management of ESG matters is of long-term significance to our stockholders, employees and communities. Our Board understands and appreciates that conscientious management of ESG factors leads to better returns for our stockholders. Therefore, the Board has tasked its Governance Committee with assisting the full Board in its oversight of the Company’s efforts on ESG matters and reporting to the entire Board on a quarterly basis.

In addition, the Company’s management has formed an ESG Committee that reports to the Board Governance Committee and assists with providing formal, documented ESG measures and initiatives that are sustainable. The ESG Committee is responsible for monitoring, assessing and managing all relevant issues with respect to ESG and is spearheaded by our EVP – Corporate Affairs. Members of the ESG Committee include executives representing various functions within our Company including operations, quality, safety, corporate services, marketing, legal and other groups as needed.

MRC Global Foundation

MRC Global supports education, health and human services, the arts and humanities and civic projects through the MRC Global “Foundation” and MRC Global Cares initiatives. The Foundation was organized as part of our commitment to our core value of community and charity development. Its purpose is making donations in our communities for charitable causes, including education, health and human services, arts and humanities and civic projects. Neither the Foundation nor the Company makes political contributions.

MRC Global Cares

Uplifting the communities where we live and work is central to our culture. In the fourth quarter of 2019, US operations locations (114 in total) each committed to supporting a local charitable organization. Teams went into their community and chose a variety of causes to support including sponsoring families’ holiday celebrations, providing care packages for military personnel and helping stock local food pantries.

8	2020 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

We are furnishing this Proxy Statement to you as part of a solicitation by the Board of Directors (the “Board”) of MRC Global Inc., a Delaware corporation, for use at our 2020 Annual Meeting of Stockholders (the “Annual Meeting”) and at any reconvened meeting after an adjournment or postponement of the Annual Meeting. We will hold the Annual Meeting at the Fulbright Tower Auditorium, 1301 McKinney Street, Houston, Texas 77010 on Thursday, May 7, 2020, at 10:00 a.m. Houston, Texas time. When used in this Proxy Statement, references to “MRC Global”, “we”, “our” and “us” mean the Company.

We have two classes of stock: common stock, $.01 par value per share (“common stock”), and 6.5% Series A Convertible Perpetual Preferred Stock (“preferred stock”, and together with the common stock (“stock”)). You are receiving these materials because, at the close of business on March 13, 2020 (the “Record Date”), you owned shares of stock. All stockholders of record on the Record Date are entitled to attend and vote at the Annual Meeting. Each common stockholder will have one vote on each matter for every share of common stock owned on the Record Date. On the Record Date, we had a total of 106,283,773 shares of common stock, of which 24,216,330 shares are held in treasury, resulting in 82,067,443 shares of common stock entitled to vote at the meeting. Any shares held in our treasury on the Record Date are not considered outstanding and will not be voted or considered present at the meeting. Each share of common stock is entitled to one vote. On the Record Date, we had a total of 363,000 shares of preferred stock outstanding entitled to 20,302,009 votes at the Annual Meeting, which number is equal to the number of shares of common stock into which the shares of preferred stock could be converted on the Record Date, rounded to the nearest share. Holders of the common stock and the preferred stock vote (on an as-converted basis) together on all matters as a single class.

How is MRC Global distributing proxy materials? Is MRC Global using the SEC’s “Notice and Access” rule?

Under SEC rules, we are furnishing proxy materials to our stockholders. On or about March 25, 2020, we expect to mail our stockholders (other than those who previously requested electronic or paper delivery) a Notice Regarding the Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials online, and to make the materials available as of that date on www.edocumentview.com/MRC. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the internet. If you received a Notice by mail and would like to receive a copy of our proxy materials, follow the instructions contained on the Notice about how you may request to receive a copy electronically or in printed form on a one-time or ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the internet as we believe electronic delivery will expedite the receipt of materials while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials.

In addition to this Proxy Statement and Notice, our proxy materials include our 2019 Annual Report (the “Annual Report”) (which includes the Form 10-K).

Copies of the Form 10-K, as well as other periodic filings by the Company with the SEC, are also available on our website at https://www.mrcglobal.com by clicking on “Investor Relations” and “SEC Filings”. The information included in our website is not incorporated herein by reference.

9	2020 Proxy Statement

A copy of the proxy materials, including the Annual Report, will be furnished to you free of charge upon request to our Corporate Secretary or proxy solicitor at, respectively:

MRC Global Inc.

Office of the Corporate Secretary

Fulbright Tower

    1301 McKinney Street, Suite 2300

Houston, Texas 77010

Attention: Daniel J. Churay

Telephone: (713) 655-1005 or

(877) 294-7574

gc@mrcglobal.com

Morrow Sodali LLC 470 West Avenue Stamford, CT 06902 Telephone: (203) 658-9400

What information is contained in this Proxy Statement?

This Proxy Statement includes information about the nominees for director and other matters to be voted on at the Annual Meeting. It also:

(i)	explains the voting process and requirements;
(ii)

describes the compensation of our principal executive officer, our principal financial officer and our three other most highly compensated officers (collectively referred to as our “named executive officers” or “NEOs”);

(iii)	describes the compensation of our directors; and
(iv)	provides certain other information that SEC rules require.

There are five NEOs, as defined under SEC rules, for 2019.

What matters am I voting on, how may I vote on each matter and how does the Board recommend that I vote on each matter?

The following table sets forth each of the proposals you are being asked to vote on, how you may vote on each proposal and how the Board recommends that you vote on each proposal:

Company Proposals	How may I vote?	How does the Board recommend that I vote?
I. Election of the 8 director nominees named in this Proxy Statement

You may:

(i)  vote FOR the election of all nominees;

(ii)   WITHHOLD authority to vote for all nominees; or

(iii)  vote FOR the election of all nominees except for those nominees with respect to whom your vote is specifically withheld by indicating in the space provided on the proxy.

FOR the election of all 8 director nominees
I. Approve on an advisory basis the Company’s named executive officer compensation	You may vote FOR or AGAINST the non-binding, advisory resolution approving named executive officer compensation, or you may indicate that you wish to ABSTAIN from voting on the matter.	FOR the approval of a non-binding, advisory resolution approving the Company’s named executive officer compensation
II. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020	You may vote FOR or AGAINST the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020, or you may indicate that you wish to ABSTAIN from voting on the matter.	FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2020

10	2020 Proxy Statement

We are not aware of any matter to be presented at the Annual Meeting that is not included in this Proxy Statement. However, your proxy authorizes the persons named on the proxy card to take action on additional matters that may properly arise. These individuals will exercise their best judgment to vote on any other matter, including a question of adjourning the Annual Meeting.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

If your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are a stockholder of record.

If you hold your shares with a broker or in an account at a bank, then you are a beneficial owner of shares held in “street name”. Your broker or bank is considered the stockholder of record for purposes of voting at the Annual Meeting. Your broker or bank should provide you with instructions for directing the broker or bank how to vote your shares.

How do I vote if I am a stockholder of record?

As a stockholder of record, you may vote your shares in any one of the following ways:

Vote in person at the Annual Meeting	Vote by calling toll-free 800.652.VOTE (8683)

If you receive a paper copy of the proxy materials, complete, sign, date and return the proxy card or voting instruction form	Vote online at www.investorvote.com/MRC

Unless you or your representative attend the Annual Meeting in person, the Company must receive your vote, either by telephone, internet, proxy card or voting instruction form by 11:59 p.m., Houston, Texas time on May 6, 2020 to be counted. Internet and telephone voting facilities will close at 11:59 p.m., Houston, Texas time on May 6, 2020.

If I hold shares in street name, does my broker need instructions to vote my shares?

Under rules of the New York Stock Exchange (the “NYSE”), if you hold shares of stock in street name and do not submit specific voting instructions to your brokers, banks or other nominees, they generally will have discretion to vote your shares on routine matters such as Proposal III, but will not have the discretion to vote your shares on non-routine matters, such as Proposals I and II. When the broker, bank or other nominee is unable to vote on a proposal because the proposal is not routine, and you do not provide any voting instructions, a broker non-vote occurs and, as a result, your shares will not be voted on these proposals.

Therefore:

●

on the non-routine proposals of election of directors (Proposal I) and approval, on an advisory basis, of a non-binding advisory resolution approving our executive compensation (Proposal II), your broker, bank or nominee will not be able to vote without instruction from you; and

●

on the routine proposal of ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020 (Proposal III), your broker, bank or nominee may vote in their discretion without instruction from you.

11	2020 Proxy Statement

How do I vote my shares?

If you are a stockholder of record, you can cast your vote at the meeting, by calling the toll-free telephone number or by using the internet as described in the instructions included on the Notice. If you receive a paper copy of the proxy materials, you may also vote your shares by completing, signing, dating and returning your proxy card or voting instruction form. Your vote will be cast in accordance with the instructions authorized by telephone or internet or included on a properly signed and dated proxy card or voting instruction form, as applicable. If you are a stockholder of record, you can also attend the Annual Meeting in person and vote, or you can send a representative to the meeting with a signed proxy to vote on your behalf. If you do not vote by telephone or internet, return a signed proxy card or voting instruction form or attend the meeting in person or by representative and vote, no vote will be cast on your behalf.

You are urged to follow the instructions on your Notice, proxy card or voting instruction form to indicate how your vote is to be cast.

Pursuant to Section 212(c) of Delaware Law, stockholders may validly grant proxies over the internet. Your internet vote authorizes the proxies designated by the Company to vote your shares in the same manner as if you had returned a proxy card or voting instruction form. To vote over the internet, follow the instructions provided on your Notice. If you hold shares in street name, you are encouraged to contact your bank or broker to obtain and return the appropriate voting instruction form.

What if I return my proxy card or vote by internet or telephone but do not specify how I want to vote?

If you are a stockholder of record and sign and return your proxy card or complete the internet or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

I.	FOR the election of the 8 director nominees
II.	FOR the approval, on an advisory basis, of a non-binding advisory resolution approving the Company’s named executive officer compensation
III.	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020

What can I do if I change my mind after I vote my shares?

Attendance in person or by representative at the Annual Meeting will not in and of itself constitute revocation of a proxy. Any stockholder of record who authorizes his or her vote by telephone or by internet or executes and returns a proxy card may revoke the proxy before it is voted by:

●	notifying in writing the Corporate Secretary of MRC Global Inc. at Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010, Attention: Daniel J. Churay;
●	executing and returning a subsequent proxy;
●

subsequently authorizing the individuals designated by the Company to vote his or her interests by calling the toll-free telephone number or by using the internet by the telephone or internet deadline and as described in the instructions included on his or her Notice; or

●	appearing in person or by representative with a signed proxy and voting at the Annual Meeting.

For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or by obtaining a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the Annual Meeting.

What shares are included on my proxy card?

You will receive one proxy card for all the shares of MRC Global that you hold as a stockholder of record (in certificate form or in book-entry form). If you hold your shares of MRC Global in street name, you will receive voting instructions for each account you have with a broker or bank.

12	2020 Proxy Statement

How may I obtain directions to attend the Annual Meeting?

If you need assistance with directions to attend the Annual Meeting, call us at 713-655-1005 or 877-294-7574 or write us at MRC Global Inc., Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010, Attn: Corporate Secretary.

What is the quorum requirement for the Annual Meeting?

There must be a quorum to take action at the Annual Meeting (other than action to adjourn or postpone the Annual Meeting for lack of a quorum). A quorum will exist at the Annual Meeting if stockholders holding a majority of the voting powers of all of the shares entitled to vote at the Annual Meeting are present in person or by proxy. Stockholders of record who return a proxy or vote in person at the Annual Meeting will be considered part of the quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

What is the voting requirement to approve each of the proposals?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal	Voting Requirement

I. Election of the 8 director nominees named in this Proxy Statement

Each director must be elected by a plurality of the votes cast. Any director who receives a greater number of “WITHHOLD” votes than “FOR” votes is expected to tender to the Board the director’s resignation promptly following the certification of election results pursuant to the Company’s Corporate Governance Guidelines. Pursuant to these guidelines, the Board must accept or reject the resignation within 90 days following the certification of election results and publicly disclose its decision.

II. Approve, on an advisory basis, a non-binding advisory resolution approving the Company’s executive officer compensation

To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast AGAINST” the approval of the proposal.

III. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020

To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

Other matters that may properly come before the Annual Meeting may or may not require more than a majority vote under our bylaws, our Amended and Restated Certificate of Incorporation, the laws of Delaware or other applicable laws, depending on the nature of the matter.

Who will count the votes?

A representative of Computershare will act as the inspector of elections and count the votes.

13	2020 Proxy Statement

Where can I find the voting results of the Annual Meeting?

We will announce the preliminary voting results at the Annual Meeting. We also will disclose the final voting results in a Form 8-K within four business days after the Annual Meeting.

May I propose actions for consideration at the 2021 annual meeting of stockholders?

Yes. For your proposal to be considered for inclusion in our Proxy Statement for the 2021 annual meeting of stockholders, we must receive your written proposal no later than November 25, 2020. If we change the date of the 2021 annual meeting of stockholders by more than 30 days from the anniversary of the date of this year’s Annual Meeting, then the deadline to submit proposals will be a reasonable time before we begin to print and mail our proxy materials. Your proposal, including the manner in which you submit it, must comply with SEC regulations regarding stockholder proposals.

If you wish to raise a proposal (including a director nomination) from the floor during our 2021 annual meeting of stockholders, we must receive a written notice of the proposal no earlier than the close of business on January 7, 2021 and no later than the close of business on February 6, 2021. If our first announcement of the date of the 2021 annual meeting of stockholders is less than 100 days prior to the meeting, then in accordance with the Bylaws, the Corporate Secretary of the Company must receive the notice by the 10th day following the announcement. If the date of the 2021 annual meeting is more than 30 days before or more than 30 days after the anniversary of the date of this year’s Annual Meeting, you must deliver the notice not earlier than the close of business on the 120th day prior to the date of the 2021 annual meeting and not later than the close of business on the later of the 90th day prior to the date of the 2021 annual meeting. Your submission must contain the additional information that our bylaws require. Proposals should be addressed to our Corporate Secretary at Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010.

Who is paying for this proxy solicitation?

Our Board is soliciting your proxy. We expect to solicit proxies in person, by telephone or by other electronic means. We have retained Morrow Sodali LLC, 470 West Ave, Stamford, CT 06902 to assist in this solicitation. We expect to pay Morrow Sodali LLC an estimated $7,500 in fees, plus expenses and disbursements.

We will pay the expenses of this proxy solicitation, including the cost of preparing, printing and mailing the Notice, this Proxy Statement and related proxy materials. These expenses may include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding proxy materials to beneficial owners of MRC Global shares.

Are you “householding” for stockholders sharing the same address?

The SEC has adopted rules that allow a company to deliver a single Notice or set of proxy materials to an address shared by two or more of its stockholders. This method of delivery, known as “householding”, permits us to realize cost savings and reduces the amount of duplicate information stockholders receive. In accordance with notices sent to stockholders sharing a single address, we are sending only one Notice (or, if requested, one set of proxy materials) to that address unless we have received contrary instructions from a stockholder at that address. Any stockholders who object to or wish to begin householding may notify the Corporate Secretary of the Company orally or in writing at the telephone number or address, as applicable, set forth above. We will deliver promptly an individual copy of the Notice and, if requested, proxy materials, to any stockholder who revokes its consent to householding upon our receipt of such revocation.

If you would like to receive a copy of this Proxy Statement and our 2019 Annual Report, we will promptly send you a copy upon request directed to our transfer agent, Computershare. You can call Computershare toll free at 1-800-962-4284. You can call the same phone number to notify us that you wish to receive a separate Annual Report or Proxy Statement in the future or to request delivery of a single copy of any materials if you are receiving multiple copies now.

14	2020 Proxy Statement

SECURITY OWNERSHIP

Directors and Executive Owners

The following table shows, as of February 19, 2020, the number of shares of our common stock beneficially owned by each of our directors, each of our named executive officers (NEOs) and all of our executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities that the table names have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of February 19, 2020 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unvested restricted stock units (“RSUs”) and performance share units (“PSUs”) are not included to the extent they will not definitively vest within 60 days of February 19, 2020. Except as otherwise indicated, the business address for each of our beneficial owners is c/o MRC Global Inc., Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010.

As of February 19, 2020, the directors and executive officers beneficially owned 23.6% of our outstanding common stock (assuming conversion of all preferred stock to common stock). The percentage beneficially owned was calculated based on 82,067,443 shares of common stock and preferred stock convertible into 20,302,009 shares of common stock for a total of 102,369,452 shares outstanding on February 19, 2020.

Name	Total Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding	Shares of Unvested Restricted Stock Included in Total	Options Exercisable Included in Total

Andrew R. Lane(1)	1,173,145	1.4%	—	642,909

James E. Braun	510,364	*	—	332,925

Kelly D. Youngblood	—	*	—	—

Daniel J Churay(2)	223,050	*	—	191,812

Grant Bates(3)	93,649	*	—	56,476

Deborah G. Adams	17,428	*	6,857	—

Leonard M. Anthony	92,571	*	6,857	21,827

Rhys J. Best(4)	127,446	*	12,342	21,827

Henry Cornell(5)	20,337,428	19.9%	6,857	9,415

Barbara Duganier	35,053	*	6,857	—

Craig Ketchum(6)	958,174	1.2%	6,857	19,130

Dr. Cornelis A. Linse	67,548	*	6,857	24,523

John A. Perkins	104,874	*	6,857	19,130

H. B. Wehrle, III(7)	459,181	*	6,857	19,130

Robert L. Wood(8)	40,207	*	6,857	—

All directors and executive officers, as a group (19 persons)(9)	24,506,991	23.6%
*Less than 1%.

15	2020 Proxy Statement

(1)	Mr. Lane owns no shares of our common stock directly. Mr. Lane owns his shares and options through a family limited partnership.

(2)	Mr. Churay owns 550 shares of common stock through an Individual Retirement Account.

(3)	Mr. Bates indirectly owns 1,383 shares of our common stock through ownership by his spouse.

(4)	Mr. Best owns 10,930 shares of our common stock indirectly through his limited liability company.

(5)

Mr. Cornell directly owns 19,137 shares of common stock and indirectly owns 10 shares of common stock held by his minor son. In addition, Mr. Cornell together with Mario Investments LLC, Cornell Capital Special Situations Partners II LP, Cornell Capital GP II LP and Cornell Investment Partners LLC has beneficial ownership of the outstanding Series A Convertible Perpetual Preferred Stock convertible into 20,302,009 shares of common stock. Mr. Cornell is the sole member of Cornell Investment Partners LLC, which is the general partner of Cornell Capital GP II LP, which is the general partner of Cornell Capital Special Situations Partners II LP, which is the sole member of Mario Investments LLC. Refer to “Stock Ownership of Certain Beneficial Owners” and “Preferred Stock Issuance” for additional details.

(6)	Mr. Ketchum owns 864,880 shares of our common stock indirectly through a limited liability company. Mr. Ketchum is retiring from the Board effective May 7, 2020.

(7)

Mr. Wehrle owns (a) 2,567 shares of our common stock indirectly through ownership by his spouse, and (b) 430,627 shares of our common stock directly through a living trust of which he is the sole trustee and sole beneficiary. Mr. Wehrle is retiring from the Board effective May 7, 2020.

(8)	Mr. Wood owns 3,000 shares of our common stock indirectly through Robert Wood TTE.

(9)

The number of shares set forth in this row is the common stock (including the preferred stock on an as-converted basis) that all of our directors and executive officers own as a group (including direct and indirect ownership by any named executive officers and any non-NEO executive officers).

16	2020 Proxy Statement

Certain Beneficial Owners

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of our outstanding preferred stock or common stock as of February 19, 2020, including the business address of each.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
Mario Investments LLC(1) c/o Cornell Capital GP II LP 499 Park Avenue, 21st Floor New York, NY 10022	20,302,009	19.8%

FMR LLC(2) 245 Summer Street Boston, MA 02210	11,096,982	13.5%

The Vanguard Group(3) 100 Vanguard Blvd. Malvem, PA 19355	7,159,200	8.7%

BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10055	5,648,017	6.9%

AllianceBernstein L.P.(5) 1345 Avenue of the Americas New York, NY 10105	5,539,743	6.8%

Clearbridge Investments, LLC.(6) 620 8th Avenue New York, NY 10018	4,699,830	5.7%

Dimensional Fund Advisors LP(7) 6300 Bee Cave Road, Bldg.1 Austin, Texas 78746	4,364,124	5.3%

(1)

On June 12, 2018, Mario Investments LLC, Cornell Capital Special Situations Partners II LP, Cornell Capital GP II LP, Cornell Investment Partners LLC, and Henry Cornell filed a Schedule 13D/A reporting shared beneficial ownership of 363,000 shares of preferred stock convertible into 20,302,009 shares of common stock on an as converted basis with shared voting and dispositive power.

(2)

Based on the Schedule 13G/A filed with the SEC on February 7, 2020, FMR LLC has sole dispositive power with respect to 11,096,982 shares of common stock and sole voting power with respect to 1,965,515 shares of common stock.

(3)

Based on the Schedule 13G/A filed with the SEC on February 12, 2020, The Vanguard Group has sole dispositive power with respect to 7,159,200 shares of common stock, sole voting power with respect to 84,302 shares of common stock, shared dispositive power with respect to 87,696 shares of common stock and shared voting power with respect to 13,932 shares of common stock.

(4)

Based on the Schedule 13G/A filed with the SEC on February 5, 2020, BlackRock, Inc. has sole dispositive power with respect to 5,648,017 shares of common stock and sole voting power with respect to 5,414,845 shares of common stock.

(5)

Based on the Schedule 13G/A filed with the SEC on February 18, 2020, AllianceBernstein L.P. has sole dispositive power with respect to 5,539,743 shares of common stock and sole voting power with respect to 4,658,955 shares of common stock.

17	2020 Proxy Statement

(6)

Based on the Schedule 13G filed with the SEC on February 14, 2020, Clearbridge Investments, LLC has sole dispositive power with respect to 4,669,830 shares of common stock and sole voting power with respect to 4,669,546 shares of common stock.

(7)

Based on the Schedule 13G filed with the SEC on February 12, 2020, Dimensional Fund Advisors LP has sole dispositive power with respect to 4,364,124 shares of common stock and sole voting power with respect to 4,186,682 shares of common stock.

Preferred Stock Issuance

In June 2015, we filed with the Secretary of State of the State of Delaware a Certificate of Designations, Preferences, Rights and Limitations of Series A Convertible Perpetual Preferred Stock (the “Certificate of Designations”) creating the Series A Convertible Perpetual Preferred Stock, par value $0.01 per share (the “preferred stock”), and establishing the designations, preferences, and other rights of the preferred stock. On June 10, 2015, we issued 363,000 shares of preferred stock and received gross proceeds of $363 million. In connection with the issuance, we entered into a shareholders’ agreement (the “Shareholders’ Agreement”) with Mario Investments LLC, the initial holder of the preferred stock (the “Initial Holder”). The following description is qualified in its entirety by reference to the full text of the Certificate of Designations and the Shareholders’ Agreement, each of which were filed as exhibits to our Current Report on Form 8-K, which was filed with the U.S. Securities and Exchange Commission on June 11, 2015.

Voting and Other Rights

The preferred stock ranks senior to our common stock with respect to dividend rights and rights on liquidation, winding-up and dissolution. The preferred stock has a stated value of $1,000 per share, and holders of the preferred stock are entitled to cumulative dividends payable quarterly in cash at a rate of 6.50% per annum. Holders of the preferred stock are entitled to vote together with the holders of the common stock as a single class, in each case, on an as-converted basis, except when the law requires a separate class vote of the common stockholders. Pursuant to the Shareholders’ Agreement, the Initial Holder and certain related parties if the preferred stock is transferred to those parties (collectively, the “Original Holder’s Group”) are entitled to vote their shares in their discretion, except that they have agreed to vote their shares in favor of director nominees that the Board nominates until June 10, 2020. Holders of the preferred stock also have certain limited special approval rights, including with respect to the issuance of pari passu or senior equity securities of the Company.

Sunset Provisions

The preferred stock is convertible at the option of the holders of the preferred stock into shares of common stock at an initial conversion rate of 55.9284 shares of common stock for each share of preferred stock, which represents an initial conversion price of $17.88 per share of common stock, subject to adjustment. On or after June 10, 2020, the Company will have the option to redeem, in whole but not in part, all the outstanding shares of preferred stock, subject to certain redemption price adjustments on the basis of the date of the conversion. We may elect to convert the preferred stock, in whole but not in part, into the relevant number of shares of common stock if the last reported sale price of the common stock has been at least 150% of the conversion price then in effect for a specified period. The conversion rate is subject to customary anti-dilution and other adjustments.

Board Representation Rights

Pursuant to the Shareholders’ Agreement, for so long as the Original Holder’s Group maintained at least 33% of their original investment (whether in preferred stock or shares of common stock issued upon conversion of the preferred stock), the Original Holder’s Group has the right to appoint a single representative, in a non-voting observer capacity, to attend all meetings of the Board, subject to certain exceptions.

Pursuant to the Certificate of Designations and the Shareholders’ Agreement, on June 10, 2018, the Original Holder’s Group had the right to designate one person to serve as a director on the Board if the Original Holder’s Group maintained at least 33% of their original investment and shares of the preferred stock remained outstanding. The Original Holder’s Group met such requirements and the

18	2020 Proxy Statement

Company was required to increase the size of the Board to accommodate the appointment of Henry Cornell, as a director designated by the Original Holder’s Group on June 10, 2018. The holders of the preferred stock also have certain Board representation rights if dividends payable on the preferred stock are in arrears for six or more quarterly periods, but in no event may the holders of the preferred stock appoint more than two directors.

Also, pursuant to the Shareholders’ Agreement, if no shares of the preferred stock remain outstanding but the Original Holder’s Group maintains at least 33% of their original investment through their shares of common stock received upon conversion of the preferred stock, the Original Holder’s Group may designate one nominee to serve as a director on the Board (the “Investor Designee”), subject to the Investor Designee’s satisfaction of all applicable requirements regarding service as a director of the Company under applicable law, regulation or stock exchange rules and such other criteria and qualifications the Company maintained that is applicable to all directors as of the date of the issuance of the preferred stock. The Company is required to increase the size of the Board by one director and fill the vacancy with the Investor Designee. Thereafter, the Company is required to nominate the Investor Designee for election by the Company’s stockholders and recommend that the Company’s stockholders vote in favor of the election of the Investor Designee.

If for any reason the director that the Original Holder’s Group appointed or designated is no longer serving as a director, the Original Holder’s Group may appoint or designate a new person to fill the vacancy. At such time as the Original Holder’s Group owns less than 33% of their original investment, pursuant to the Shareholders’ Agreement, the rights of the Original Holder’s Group terminate, and the Investor Designee must resign.

Registration Rights

Pursuant to the Shareholders’ Agreement, the Original Holder’s Group has certain registration rights, including customary demand and piggyback registration rights in respect of the shares of preferred stock and any shares of common stock issued upon conversion of the preferred stock.

Preemptive Rights

Pursuant to the Shareholders’ Agreement, for so long as the Original Holder’s Group maintains at least 33% of their original investment (whether in preferred stock or shares of common stock issued upon conversion of the preferred stock), the Company is required to, prior to the issuance of equity securities to a third party (subject to certain exceptions), offer the Original Holder’s Group the right to acquire its pro rata portion of such equity securities.

Standstill Obligations

Pursuant to the Shareholders’ Agreement, until June 10, 2020, members of the Original Holder’s Group may not:

●	with limited exceptions, acquire, or facilitate the acquisition or ownership of, any securities of the Company or assets of the Company and its subsidiaries;

●

enter into any transaction with respect to, or facilitate, any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company or any of its subsidiaries; or

●

participate in any solicitation of proxies to vote or seek to advise or influence any person with respect to the voting of, any securities of the Company or form, join or in any way participate in a group with respect to the voting of any securities of the Company.

Notwithstanding the foregoing standstill obligations, members of the Original Holder’s Group may vote their shares as they desire, including for or against one of the transactions subject to the standstill obligations (subject to the requirement to vote for the Company’s nominees for the Board until June 10, 2020). The foregoing standstill provisions will terminate early if a Change of Control (defined in the Shareholders’ Agreement) of the Company has occurred, the Company has entered into an agreement

19	2020 Proxy Statement

providing for a Change of Control or a third party has made a public offer or proposal that would, if consummated, result in a Change in Control and the Board has not recommended against the offer or proposal within 10 days from the offer or proposal becoming public. The standstill provisions will also not apply to the Original Holder’s Group if they hold less than 10% of the common stock on an “as-converted” basis. Under the Shareholders’ Agreement, certain other exceptions apply.

20	2020 Proxy Statement

PROPOSAL I: ELECTION OF DIRECTORS

The directors of the Company are elected by the stockholders annually. The Board currently consists of 11 members. Craig Ketchum and H. B. Wehrle III have decided not to stand for re-election to the Board at the Annual Meeting after serving 13 years on the Board. Both Messrs. Ketchum and Wehrle were former Presidents and co-CEOs of the Company and former co-Chairmen of our Board. Eight of the remaining directors will stand for re-election and be elected by holders of our common stock and preferred stock, voting together, and the ninth director was designated by the holder of the Company’s preferred stock. Each director’s term of office expires when his or her successor is elected and qualified at the Annual Meeting. At the Annual Meeting, our stockholders will elect the 8 directors named below to hold office until the 2021 annual meeting of stockholders, or until their successors are elected and qualified, or their earlier retirement, removal or death. Each director has served continuously since the date of his or her appointment. All nominees have consented to being named in this Proxy Statement and to serve if elected. If any nominee should be unable or unwilling to stand for election as a director, it is intended that the common stock represented by proxies will be voted for the election of a substitute director that the Board may nominate.

As set forth in the Company’s Certificate of Designations and the Shareholders’ Agreement, the Original Holder’s Group has the right to designate one person to serve as a director on the Board. The Original Holder’s Group designated Henry Cornell to serve as a director on the Board effective June 10, 2018. The Original Holder’s Group, as holders of the preferred stock, have indicated to the Company their intent to re-elect Mr. Cornell as of our Annual Meeting. Because Mr. Cornell will be elected by the holders of the preferred stock, his election will not be voted on by the holders of our common stock.

Director Skills and Experience of Nominees Plus Designated Director

The chart below summarizes the number of Board nominees plus the designated director that possess skills and experiences covering areas we believe are important to our sustainable success.

Global or International Exposure/Experience
CEO/Former CEO
COO or Operations Leadership
Customer Experience – Downstream/Midstream/Upstream
PVF Industrial Distribution Experience
Oilfield Services/Equipment Sales Experience
Financial Expert
Supplier Experience/Supply Chain
Former CFO

Certain Information Regarding Nominees

Set forth below for each individual nominated for election as a director of the Company is biographical information and information regarding the business experience, qualifications and skills of each director nominee, including the information and qualifications that led the Board to conclude that the director nominee is qualified to serve on our Board.

21	2020 Proxy Statement

Position: Chairman Director Since: 2007 Age: 73 Independent

Rhys J. Best

Mr. Best has served as our chairman of the Board since April 2016 when the roles of chairman of the Board and CEO were separated. He was our lead independent director from 2014 until April 2016. Mr. Best has been a director of MRC Global since 2007. From 1999 until June 2004, Mr. Best was chairman, president and CEO of Lone Star Technologies, Inc., a company engaged in producing and marketing casing, tubing, line pipe and couplings for the oil and natural gas, industrial, automotive and power generation industries. From June 2004 until United States Steel Corporation acquired Lone Star in June 2007, Mr. Best was chairman and CEO of Lone Star. Mr. Best retired in June 2007. Before joining Lone Star in 1989, Mr. Best held several leadership positions in the banking industry. Mr. Best graduated from the University of North Texas with a bachelor of business administration and earned a masters of business administration from Southern Methodist University. He is the non-executive chairman of the board of directors of Arcosa, Inc., a manufacturer of infrastructure-related products and provider of related services, and a member of the board of directors of Cabot Oil & Gas Corporation, an independent natural gas producer, and Commercial Metals Company, a producer and marketer of scrap metals and metal products.

Mr. Best is 73 years old. Pursuant to the Company’s Corporate Governance Guidelines, he was scheduled to retire from the Board effective as of the Company’s Annual Meeting of Stockholders expected to be held in May 2020. To provide for a smooth succession in Board leadership, the Board has waived the Corporate Governance Guidelines to permit Mr. Best to stand for re-election for an additional year to serve through the Company’s 2021 Annual Meeting of Stockholders. Subject to re-election by the Company’s stockholders at the Company’s 2020 Annual Meeting of Stockholders, the Board would then reconsider Mr. Best to serve as Chairman of the Board for an additional year through the 2021 Annual Meeting of Stockholders.

Mr. Best has extensive executive and leadership experience in overseeing the production and marketing of pipe and fittings in the oil and natural gas industry. His experience with boards of public companies related to energy and industrial businesses provides our Board with a broad perspective and expertise in the areas of management, strategy and operations, including international operations. In 2014, the National Association of Corporate Directors (“NACD”) named him Director of the Year.

Director Since: 2017 Age: 59 Board Committees: Audit, Compensation Independent

Deborah G. Adams

From 2014 until 2016, Ms. Adams served on the Executive Leadership Team at Phillips 66 as senior vice president of health, safety and environmental, projects and procurement. From 2008 – 2014, she led the midstream operations of Phillips 66 and ConocoPhillips as the division president of transportation. She has also held various leadership posts including leading the international refining business for ConocoPhillips as well as serving on several of ConocoPhillips’ joint venture boards. Ms. Adams serves her alma mater, Oklahoma State University, as a member of the foundation board of trustees and on the board of governors. In 2014, Ms. Adams was inducted into the Oklahoma State University College of Engineering, Architecture and Technology Hall of Fame, and in 2015, the National Diversity Council named Ms. Adams to the list of the Top 50 Most Powerful Women in Oil and Gas. Ms. Adams is a member of the boards of directors of Gulfport Energy, an oil and gas exploration company, Austin Industries, an employee-owned construction company, and EnLink Midstream LLC, an independent midstream energy services company.

Ms. Adams has extensive leadership experience in the midstream and downstream businesses. Her expertise in the procurement function from a customer view and with information systems adds to her qualifications to serve on our Board. Ms. Adams has been designated as a financial expert on our Audit Committee.

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Director Since: 2008 Age: 65 Board Committees: Governance (Chair), Audit Independent

Leonard M. Anthony

Mr. Anthony served as the president and CEO of WCI Steel, Inc., an integrated producer of custom steel products, from December 2007 to October 2008. He was also a member of the board of directors of WCI Steel from December 2007 to October 2008. Mr. Anthony retired in October 2008. He served as an executive vice president and chief financial officer of Dresser-Rand Group, Inc. from April 2005 to August 24, 2007. Mr. Anthony has more than 25 years of financial and operational management experience with various corporations, including oilfield equipment firms and steel producers. Mr. Anthony earned a bachelor of science in accounting from Pennsylvania State University and a masters of business administration from the Wharton School of the University of Pennsylvania. He also completed the Advanced Management Program (A.M.P.) from Harvard Business School.

Mr. Anthony has extensive experience at multiple levels of financial control, planning and reporting and risk management for large corporate enterprises. Mr. Anthony has public company leadership experience with oilfield equipment and steel industries, both of which are related to our core customer base and product offerings. He has been designated as a financial expert on our audit committee.

Director Since: 2015 Age: 61 Board Committees: Audit (Chair), Governance Independent

Barbara J. Duganier

From 2004 to 2013, Ms. Duganier was a managing director at Accenture, a multinational professional services company that provides services in strategy, consulting, digital technology and operations. She held various leadership and management positions in Accenture’s outsourcing business, including as global chief strategy officer and as global growth and offering development lead, during which time she helped numerous clients in the energy, chemicals, mining, and utilities industries become high performance businesses. A year prior to joining Accenture, she served as an independent consultant to Duke Energy North America. From 1979 to 2002, Ms. Duganier, a certified public accountant, worked at Arthur Andersen, where she was an equity partner for twelve years and served as an auditor and financial consultant, as well as various leadership and management roles, including as global chief financial officer of Andersen Worldwide. She earned a B.S.B.A. in accounting from John Carroll University in 1979. Ms. Duganier is a director of Noble Energy, an independent oil and natural gas exploration and production company, where she is a member of the audit committee and the corporate governance and nominating committees. From 2013 to 2019, Ms. Duganier was a director of the general partner of Buckeye Partners, L.P., a midstream operator primarily transporting, storing, processing and marketing liquid petroleum products. Ms. Duganier also serves as the President of the NACD Texas TriCities chapter and a member of its board of directors.

Ms. Duganier’s training and extensive experience as a certified public accountant, her track record of leading large organizations and her business experience both within and outside of the energy industry make her well-qualified to serve on our Board. She has been designated as a financial expert on our Audit Committee. Ms. Duganier earned her CERT Certificate in Cybersecurity Oversight through NACD by completing the Cyber-Risk Oversight Program.

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Position: President and CEO Director Since: 2008 Age: 60

Andrew R. Lane

Mr. Lane has served as a director and our president and CEO since September 2008. He was our chairman of the Board from December 2009 until April 2016 when the positions of chairman of the Board and CEO were separated. From December 2004 to December 2007, he served as executive vice president and chief operating officer of Halliburton Company, an international, oilfield services firm. Prior to that, he held a variety of leadership roles within Halliburton. Mr. Lane received a B.S. in mechanical engineering from Southern Methodist University in 1981 (cum laude). He also completed the Advanced Management Program at Harvard Business School in 2000.

Mr. Lane is uniquely qualified to serve as one of our directors due to his extensive executive and leadership experience in the oil and natural gas industry, including oilfield services, and his in-depth knowledge of our operations.

Director Since: 2010 Age: 70 Board Committees: Audit, Compensation Independent

Dr. Cornelis A. Linse

Until December 2019, Dr. Linse served as chairman of the Netherlands Commission for Environmental Impact Assessment, which prepares mandatory and voluntary advisory reports for the government on the scope and quality of environmental assessments. From 2010 until his retirement in 2011, Dr. Linse was a non-executive director of Transmark Holdings N.V., a privately-owned energy and oil services group. From February 2007 until January 2010, Dr. Linse was the director of common infrastructure management for Shell International B.V. During this same period, he also served as chairman of the board of Shell Pension Fund—The Netherlands. During his time with Shell, Dr. Linse had significant downstream experience. Prior to that, Dr. Linse held various positions in the oil and gas industry. Dr. Linse earned a doctorate degree from Leiden University in 1978.

Dr. Linse has held various leadership and managerial roles in the oil and gas industry since 1978 and has extensive experience in developing business infrastructure in growing, multinational companies.

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Director Since: 2009 Age: 72 Board Committees: Compensation, Governance Independent

John A. Perkins

From 2001 until his retirement in 2006, Mr. Perkins was CEO of Truflo International plc, an international industrial group listed on The London Stock Exchange and involved in the manufacture and specialist distribution of valves and related flow control products. Prior to that, Mr. Perkins held various senior positions in the investment, banking and property sectors. Mr. Perkins earned a bachelor of commerce degree from the University of the Witwatersrand in 1968 and is a South African and English chartered accountant.

Mr. Perkins brings extensive multinational financial and leadership experience in the valve manufacturing and distribution industries throughout Europe, the United States, Australasia and the Far East.

Director Since: 2015 Age: 66 Committees: Compensation (Chair, Governance Independent

Robert L. Wood

Mr. Wood is currently a Partner in the consulting firm The McChrystal Group, specializing in leadership development for business organizations. From 2004 to 2008, Mr. Wood was chairman, president and CEO of Crompton Corporation (which merged with Great Lakes Chemical to become Chemtura Corporation in 2005), a global, specialty chemicals company. He spent 27 years in a variety of sales, marketing and management roles within the Dow Chemical organization and ultimately became the business group president of Thermosets and Dow Automotive Group. In this role, Mr. Wood was named to Dow’s Corporate operating board, which was charged with setting corporate strategy and establishing corporate policies. Prior to that, Mr. Wood was the global vice president of Polyurethanes and global vice president of Engineered Plastics. He graduated from the University of Michigan with a bachelor of arts in 1976. He currently serves as a director and on the executive committee of Linde AG, a gas distribution company. Mr. Wood is also a director of Univar, Inc., a chemical distribution company, and a member of the board of directors of the U.S. Olympic Committee.

Mr. Wood has 30 years of global chemical industry experience and insight as well as more than 25 years of public company board experience which makes him well-qualified to serve on our Board.

The Company’s bylaws provide that for a director nominee to be elected, the director must receive a plurality of the votes cast by the stockholders present in person or represented by proxy voting together as a single class with respect to that director nominee’s election at the Annual Meeting.

Abstention and broker non-votes will not be treated as either “WITHHOLD” or “FOR” votes cast for any nominee, and therefore will have no effect on the outcome of Proposal I — Election of Directors. Any director who receives a greater number of “WITHHOLD” votes than “FOR” votes in an uncontested election is expected to tender to the Board the director’s resignation as a director promptly following the certification of election results pursuant to the Company’s Corporate Governance Guidelines. Pursuant to these guidelines, the Board must accept or reject such resignation within 90 days following the certification of election results and publicly disclose its decision

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF OR “FOR ALL” THE ELECTION OF THE ABOVE NOMINEES.

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Director Designated by the Holder of the Company’s Preferred Stock

Director Since: 2018 Age: 64

Henry Cornell

Mr. Cornell is the founder and senior partner of Cornell Capital LLC, a private investment firm formed in 2013 and previously served as a director of the Company from 2007 until he resigned from the board in 2015. From 1984 until May 2013, Mr. Cornell was employed by Goldman, Sachs & Co., where he was a managing director and vice-chairman of Goldman Sachs’ Merchant Banking Division, which included all of the firm’s corporate, real estate and infrastructure investment activities, and was a member of all of the global Merchant Banking Investment Committees. Mr. Cornell earned a bachelor of arts from Grinnell College in 1976 and a juris doctorate from New York Law School in 1981. He is a member of the board of directors of Cypress Energy Partners GP, LLC.

Mr. Cornell brings extensive experience in financial matters relating to both public and private companies. He also has extensive prior experience serving on boards of directors of other significant companies including multi-national companies in the energy industry which has provided him with relevant experience in a variety of industries and on a variety of corporate governance matters.

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CORPORATE GOVERNANCE MATTERS

The primary responsibility of our Board is to foster the long-term success of the Company by promoting the interests of our stockholders. Our Board believes that strong corporate governance is critical to achieving our performance goals and to maintaining the trust and confidence of investors, employees, customers, suppliers, business partners, regulatory agencies and other stakeholders.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to help guide and promote our good corporate governance and responsible business practices. The Corporate Governance Guidelines provide a framework for the effective governance of MRC Global as a whole and also address the operation, structure, and practice of the Board and its committees. The Board’s Governance Committee reviews these guidelines at least annually at a minimum. Our Corporate Governance Guidelines can be found on the Company’s website at www.mrcglobal.com.

Strategic Planning

During the year, the Board meets with management to discuss and approve our strategic plans, financial goals, capital spending, potential or existing disruptive forces, innovation and other factors critical to successful performance. The Board also conducts quarterly reviews of progress on objectives and strategies. During Board meetings, directors review key issues and financial performance. The Board expects to meet privately with the CEO at least four times per year and meets in executive session without the CEO at each regular Board meeting and additionally as required. Further, the CEO communicates regularly with the Board on important business opportunities and developments. The Board and the CEO also annually discuss and collaborate to set the CEO’s performance goals and objectives. The Board meets at least annually in executive session to assess the CEO’s performance. The Board maintains a process for planning orderly succession for the CEO and other executive officer positions and oversees executive officer development.

Board Membership and Qualifications

The Board regularly considers the long-term make-up of our Board and how the members of our Board change over time. The entire Board selects nominees for the Board in accordance with the procedures and criteria set forth in our Corporate Governance Guidelines. The Board will also consider director candidates from stockholders that have been properly nominated in accordance with our Corporate Governance Guidelines. The Board will consider these stockholder nominees in the same manner and by the same criteria as Board nominees. The Board strives to maintain an engaged, independent Board with broad and diverse experience and judgment that is committed to representing the long-term interests of our stockholders. The Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board and the Company.

When reviewing director candidates, the Board considers each candidate’s qualifications for membership on the Board, including the enhanced independence, financial literary and financial expertise standards that Audit Committee membership may require and assesses the performance of current directors who are proposed to be renominated to the Board.

Board Diversity

The Board considers qualified candidates for membership on the Board without regard to race, color, religion, sex, ancestry, sexual orientation, national origin or disability. While the Board does not have a formal policy on diversity, in assembling our Board, our objective is to have wide diversity in terms of business experiences, functional skills, gender, race, ethnicity and cultural backgrounds. 33% of our nominated or designated directors are women or ethnically diverse. Two of our Board members are women.

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Board Annual Self-Assessment, Orientation and Continuing Education

It is important that the Board and its committees are performing effectively and in the best interests of the Company and its stockholders. The Board and each committee perform an annual self-assessment to evaluate its effectiveness in fulfilling its obligations. The Chair of the Governance Committee leads the Board in its review of the results of the annual self-assessment and takes further action as needed.

During these assessments, the Board reviews the background and qualifications of each of their respective members, as well as an assessment of the Board’s and each of its committees’ composition in light of their respective needs and objectives after considering issues of judgment, diversity, age, skills, background and experience. In addition, the Company provides membership in the NACD to Board members, as well as the opportunity to attend director education programs at other institutions, to assist them in remaining current with exemplary board and committee practices and developments in corporate governance.

Communications with Directors

Any stockholder or other interested person may communicate with our Board, individually or as a group, by contacting our Corporate Secretary or the Chairman of the Board. This contact information is maintained on the Investor Relations tab of our website at www.mrcglobal.com.

The current contact information for either the Corporate Secretary or the Chairman of the Board is as follows and should be addressed to either of their attention, as applicable:

MRC Global Inc.

Fulbright Tower

1301 McKinney Street, Suite 2300

Houston, TX 77010

Communications to directors at this address will be forwarded to the relevant director(s) except for solicitations or other matters not related to MRC Global.

Code of Ethics

We have adopted a Code of Ethics that applies to our directors, officers and employees. The Code of Ethics sets forth guidelines for deterring wrongdoing and promoting conduct in accordance with ethical standards. Our Code of Ethics can be found on our Company’s website at www.mrcglobal.com. If we amend or waive provisions of this Code of Ethics, we intend to also disclose the same on our website.

Director Independence

The New York Stock Exchange (“NYSE”) listing standards and the Company’s Corporate Governance Guidelines require that a majority of our directors be independent. Additionally, all members of the Audit Committee, Compensation Committee and Governance Committee are required to be independent. The NYSE listing standards include objective tests that can disqualify a director from being treated as independent, as well as a subjective element, under which the Board must affirmatively determine that each independent director has no material relationship with the Company or management. The Board and the Governance Committee broadly considers all relevant facts and circumstances and apply the standards listed in Annex A of the Company’s Corporate Governance Guidelines in making independence determinations. All material relationships with each director, and all transactions since the start of 2017 between the Company and each director nominee, members of their immediate families or entities associated with them were considered. See “Certain Relationships and Related Transactions” for a description of material related party transactions that occurred in 2019.

The Board has determined that each of our director nominees, other than Mr. Lane, qualifies as an independent director within the meaning of Section 303A.02 of the
NYSE Listed Company Manual and under the independence requirements that our Board has adopted as set forth in our Corporate Governance Guidelines.

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Board Leadership Structure

As our independent, non-executive chairman of the Board, Mr. Best, presides over all meetings of the Board and stockholders, reviews and approves meeting agendas, meeting schedules and other information, acts as a liaison between the outside directors and management, consults on stockholder engagement and governance matters and performs such other duties as the Board requires from time to time. The CEO is responsible for working with the Board in setting the Company’s strategic direction and day-to-day leadership and performance. Having an independent non-executive chairman allows management to deepen its focus on customers, gaining market share, cost control, operational excellence and delivering stockholder value. The Board believes that having an independent, non-executive chairman:

(1)	increases the independent oversight of the Company and enhances the Board’s objective evaluation of our CEO;

(2)	provides our CEO with an experienced sounding board in the Chairman; and

(3)	provides an independent spokesperson for the Company.

Our Compensation, Audit and Governance Committees are currently comprised entirely of independent directors. The Board believes that having an independent, non-executive chairman of the Board and independent Compensation, Audit and Governance Committees provides a structure for strong independent oversight of our management. Each committee chair presides over the chair’s committee meetings and reviews and approves meeting agendas, schedules and other information for the committee. We believe that the Board’s leadership structure, including its independent chair, majority of independent directors, and allocation of oversight responsibilities to appropriate committees, provides effective board-level risk oversight.

Director Attendance at Meetings of the Board, Committees and Annual Meeting of Stockholders

Our Board Members are expected to attend our 2020 Annual Meeting of Stockholders.

All Board members standing for re-election attended our 2019 Annual Meeting of Stockholders. During 2019, the Board held 4 meetings. All directors attended 100% of the aggregate of the total number of meetings of the Board and meetings of the committees of the Board on which the person served.

The directors of the Board meet in regularly scheduled executive sessions at times and for reasons as they desire and set, with at least four executive sessions per year. During the sessions, the chairman presides.

The Board’s Role in the Oversight of Risk Management

The Board, as a whole, is responsible for overseeing our risk exposure as part of determining a business strategy that generates long-term stockholder value. The Board shapes our enterprise-wide risk policies, desire for risk taking and acceptable risk tolerance levels that provide the foundation for our overall business strategy. The Board recognizes that risk mitigation not only preserves value, but, when managed appropriately, can create value and opportunity for the Company.

The Board recognizes that purposeful and appropriate risk-taking in certain areas is important for the Company to be competitive and to achieve our long-term goals. Accordingly, the Board has established an enterprise risk management (“ERM”) framework through which it regularly identifies key risks that face the Company and carefully considers our appetite for each risk. This ERM framework is designed to identify, assess, prioritize, address, manage, monitor and communicate risks across the Company’s operations and foster a corporate culture of integrity and risk awareness.

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As part of the Company’s strategic planning process, the Company maintains a Risk Management Committee that assists the Board in identifying key risks. Our Risk Management Committee is comprised of our CEO, executive vice presidents, senior vice presidents, vice presidents of information systems, internal audit, tax, financial reporting and analysis and finance—International, vice president, controller and treasurer, assistant general counsel and assistant secretary, executive directors of risk management, information security and investor relations.

The principal responsibilities of the Risk Management Committee are to review, assess and monitor any material risks or exposures associated with the conduct of our business, our corporate culture, the internal risk management processes or systems implemented to identify, mitigate, monitor or manage these risks or exposures and the Company’s policies and procedures for risk management.

Consistent with this approach, one of the Board’s primary responsibilities is overseeing and interacting with senior management with respect to key aspects of the Company’s business, including risk assessment, monitoring, managing and risk mitigation of the Company’s top risks. Our Board meets with senior management at regular Board meetings and, if necessary, at other times to discuss the strategy and success in addressing our identified key risks and any potential disruptive forces along with any other risks that we may face.

In addition to the foregoing, the Board has tasked designated committees of the Board to assist with the oversight of certain categories of risk management, and the committees report to the Board regularly on these matters. All committees play significant roles in carrying out the risk oversight function that typically focuses in their areas of expertise. In general, the committees oversee the following risks:

●

Audit Committee: reviews and assesses the guidelines and policies governing the Company’s financial and accounting risk management and oversight processes and assists with the Board’s oversight of financial and accounting matters, including compliance with legal and regulatory requirements, and the Company’s financial reporting and internal control systems.

●

Compensation Committee: reviews the Company’s employee compensation policies and practices to assess whether such policies and practices encourage long-term focus, support the retention and development of executive talent and discourage excessive risk-taking behavior.

●

Governance Committee: reviews and assesses enterprise risks that may be applicable to the Company from time to time, including (among others) risks from cyber incidents, reputational risks and the risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2019 that we filed with the SEC.

Although these committees assist the full Board with risk oversight, ultimately the full Board oversees the Company’s enterprise risk management and our corporate culture with regular presentation and discussion.

In addition, throughout the year, the Board and the relevant committees receive updates from management with respect to various enterprise risk management issues, including (among others) safety, cybersecurity, company culture and other matters, and dedicate a portion of their meetings to reviewing and discussing specific risk topics in greater detail. The Company’s senior management engages with and reports to the Company’s Board and the relevant committees on a regular basis to address high-priority risks.

The Company believes that the Board’s leadership structure supports the risk oversight function of the Board by providing for open communication between management and the Board. In addition, strong independent directors chair the various committees involved in assisting with risk oversight, and all directors are involved in the risk oversight function.

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Board Oversight of Cybersecurity and Information Security Risk

Our Board appreciates the importance of cybersecurity as an enterprise-wide risk management issue that is important in maintaining the trust and the confidence of our customers, suppliers and employees. As part of the Board’s role as independent oversight of the key risks facing our Company, the Board devotes regular and thorough attention to data and systems protection, including business resilience, compliance, cybersecurity and information security risk.

The Board oversees the organization’s approach to staffing, governance and security capabilities to address the risk of data and systems protection. The Board has tasked the Governance Committee with leading and assisting the full Board in its oversight of the Company’s efforts with respect to overseeing cyber risk. Our Governance Committee receives regular presentations and reports throughout the year on cybersecurity threats, audits, exercises and metrics. At least once each year, members of the Board serving on the Governance Committee openly engage with our Chief Information Security Officer on cybersecurity and information security risks and industry trends.

Cybersecurity Governance Highlights

✓   Risk and posture reporting to our Board and Governance and Audit Committees in response to key developments

✓   Cross-functional approach to addressing cybersecurity risk, with legal, risk, finance, information technology, human resources, and corporate audit functions participating in key topics

✓   Global presence, with technical operations coverage and visibility

Our Governance Committee and Risk Management Committee reviews cybersecurity and information security risks. The Risk Management Committee has established a Data and Cybersecurity Council which takes steps to understand and mitigate information security risks by completing regular reviews and approvals of our information security program.

Our Company has a team of information security employees and vendors who monitor and respond to security incidents, maintain oversight of third-parties, and guide the business in disaster recovery and resiliency planning for cybersecurity risks. Each of our employees receives education and multi-media reminders on responsible information security practices through our security awareness program.

See page 16 of our Annual Report on Form 10-K for the year ended December 31, 2019 that has been filed with the SEC for detailed information on cybersecurity risks related to our business.

Director Retirement

Under our Corporate Governance Guidelines, our retirement age for directors is 73. Rhys J. Best, Chairman of our Board, has turned age 73, and pursuant to Section I(F) of the Company’s Corporate Governance Guidelines, is scheduled to retire from the Board effective as of the Company’s 2020 Annual Meeting of Stockholders. To provide for a smooth succession in Board leadership, the Board has waived Section I(F) of the Corporate Governance Guidelines to permit Mr. Best to stand for re-election for an additional year to serve through the Company’s 2021 Annual Meeting of Stockholders. Subject to the re-election by the Company’s stockholders at the Company’s 2020 Annual Meeting of Stockholders, the Board would then reconsider Mr. Best to serve as Chairman of the Board for an additional year through the 2021 Annual Meeting of Stockholders.

Information on Standing Committees of the Board

The Company currently has three standing Board committees: an Audit Committee, a Compensation Committee, and a Governance Committee. Each committee’s functions are described in detail in its respective charter, which is available on the Company’s website at www.mrcglobal.com.

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Audit Committee

The Audit Committee met five times during 2019. John A. Perkins served on the Audit Committee until February 2019 when he joined the Governance Committee and was replaced on the Audit Committee by Dr. Cornelis A. Linse. As described in its charter, the Audit Committee’s primary duties and responsibilities are to assist Board oversight of:

Chair: Barbara J. Duganier Members: Deborah G. Adams Leonard M. Anthony Dr. Cornelis A. Linse Independent: 4 Financial Experts: 3

O  the integrity of the Company’s financial statements;

O  the integrity and adequacy of the Company’s auditing, accounting and financial reporting processes and systems of internal controls for financial reporting;

O  the Company’s compliance with legal and regulatory requirements, including internal controls designed for that purpose;

O  the independence, qualifications, engagement, compensation and performance of the Company’s independent auditor and other accounting and auditing firms that provide attestation services;

O  performance of the Company’s internal audit function;

O  the review of significant financial statement, control and compliance risks;

O  other financial accounting firms that provide attestation services;

O  related party transactions; and

O  the application of the Company’s codes of business conduct and ethics as established by management and the Board.

Compensation Committee

The Compensation Committee met four times during 2019. As described in its charter, the Compensation Committee’s primary functions include:

Chair: Robert L. Wood Members: Deborah G. Adams Dr. Cornelis A. Linse John A. Perkins Independent: 4

O  establishing policies and periodically determining matters involving executive compensation;

O  recommending changes in employee benefit programs;

O  granting or recommending the grant of stock options, stock and other long-term incentive awards;

O  assessing risk in compensation programs;

O  providing counsel regarding key personnel selection; and

O  overseeing executive development and succession.

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Governance Committee

The Governance Committee met eight times during 2019. John A. Perkins joined the Governance Committee in February 2019. As described in its charter, the Governance Committee’s primary functions include:

Chair: Leonard M. Anthony Members: Barbara J. Duganier John A. Perkins Robert L. Wood Independent: 4

O  identifying individuals qualified to become members of the Board consistent with any criteria the Board approves from time to time;

O  recommending to the Board director candidates for election at the annual meetings of stockholders or to fill vacancies pursuant to the bylaws;

O  recommending to the Board director nominees for each Board committee;

O  developing, annually reviewing and recommending to the Board a set of corporate governance guidelines for the Company;

O  assisting the Board in assessing the independence of the members of the Board;

O  leading the Board and other Board committees in their annual evaluation process;

O  assisting the Board in evaluating any proposed changes to the Company’s charter, bylaws, or other governance issues;

O  overseeing the Company’s enterprise risk management framework, policies and procedures, including (among other things) assisting the full Board with its oversight of cyber security; and

O  overseeing the Company’s efforts on environmental, social and governance matters.

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Legal Proceedings

To the best of our knowledge, there is no material proceeding to which any director, director nominee or executive officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or any associate of such director, nominated director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Non-Employee Director Compensation Table

As compensation for their services on the Board, we paid each non-employee director an annual cash retainer of $75,000. We paid the chair of the Audit Committee an additional annual cash retainer of $25,000, the chair of the Compensation Committee $20,000, and the chair of the Governance Committee $15,000. Each committee member (other than the chairs) received a $2,000 annual retainer for each committee membership. For all, retainers were paid on a pro-rata basis based on the time of service. The Company also granted restricted stock awards to each non-employee director in 2019, the number of shares of which pursuant to the Director Compensation Plan is determined by dividing $125,000, or in the case of the non-executive chairman $225,000, by the 20-day volume weighted average price (“VWAP”) as of the date immediately preceding the grant date. All directors are also reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings.

Our non-employee director compensation program is intended to be competitive to attract qualified directors to join our board and to align directors with shareholder interests. To that end, we annually benchmark our director compensation program against the same peer group used for executive compensation benchmarking (as described in “Compensation Discussion and Analysis”). We also design the program so that the majority of a director’s compensation is in the form of Company stock.

Total Director Compensation for 2019

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)

Deborah G. Adams	79,000	123,769	202,769

Leonard M. Anthony	92,000	123,769	215,769

Rhys J. Best	75,000	222,773	297,773

Henry Cornell	75,000	123,769	198,769

Barbara Duganier	102,000	123,769	225,769

Craig Ketchum(2)	75,000	123,769	198,769

Gerald P. Krans(3)	9,197	–	9,197

Dr. Cornelis A. Linse	78,761	123,769	202,530

John A. Perkins	79,000	123,769	202,769

H. B. Wehrle, III(2)	75,000	123,769	198,769

Robert L. Wood	97,000	123,769	220,769

(1)	Grants awarded on April 30, 2019. The fair value of all stock awards was $18.05 per share, which was less than the 20-day VWAP of $18.23 as of the date immediately preceding the grant date.

(2)	Messrs. Ketchum and Wehrle are retiring from the Board effective May 7, 2020.

(3)	Mr. Krans retired from the Board on February 12, 2019. The fees paid represent a prorated first quarter payment.

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The following table indicates the aggregate number of shares of our common stock subject to outstanding option and unvested stock awards that our non-employee directors held as of December 31, 2019:

Name	Stock Options (#)	Stock Awards (#)

Deborah G. Adams	—	6,857

Leonard M. Anthony	21,827	6,857

Rhys J. Best	21,827	12,342

Henry Cornell	9,415	6,857

Barbara J. Duganier	—	6,857

Craig Ketchum*	19,130	6,857

Dr. Cornelis A. Linse	24,523	6,857

John A. Perkins	19,130	6,857

H. B. Wehrle, III*	19,130	6,857

Robert L. Wood	—	6,857

*Messrs. Ketchum and Wehrle are retiring from the Board effective May 7, 2020.

35	2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the objectives and design of MRC Global’s compensation program for our current named executive officers. The following is a list of our named executive officers (NEOs) for 2019:

Name of Executive Officer	Position (as of December 31, 2019)

Andrew R. Lane	President and Chief Executive Officer

James E Braun*	Executive Vice President and Chief Financial Officer

Kelly Youngblood*	Executive Vice President

Daniel J. Churay	Executive Vice President – Corporate Affairs, General Counsel and Corporate Secretary

Grant R. Bates	Senior Vice President – Canada, International and Operational Excellence

*Mr. Braun retired on March 1, 2020. Mr. Braun was succeeded by Mr. Youngblood, who joined the Company on November 18, 2019.

Executive Summary

MRC Global is the largest distributor of pipe, valve and fitting (PVF) products and services to the energy and industrial markets. We serve the oil and gas industry across the upstream, midstream and downstream sectors as well as the chemical and gas distribution market sectors worldwide.

MRC Global’s executive compensation program is designed to attract, motivate and retain our executives, including our NEOs, who are critical to the Company’s long-term success. Our executive compensation strategy is “pay for performance” and is focused on:

●

motivating executive officers to increase the economic value of the Company by strengthening our position as a global market leader in PVF supply and by aggressively pursuing profitable growth both domestically and internationally; and

●	aligning our executive officers’ interests and actions with the interests of our stockholders and key stakeholders.

In 2019, an average of 73% of our NEO pay was at risk or tied to key performance objectives for our NEOs.

Our annual cash incentive plan is based on the achievement of target adjusted EBITDA2, net income3 and revenue4 measures, depending on an executive’s position. These measures are determined in advance and are aligned with shareholder interests, and a minimum level of performance is required before the plans pay out.

[2]	See footnote on page 4 regarding the non-GAAP measure, adjusted EBITDA.

[3]

Net income is the amount appearing on the Company’s consolidated statement of operations, prepared in accordance with U.S. generally accepted accounting principles, denoted as “net income attributable to common stockholders”.

[4]	Revenue is the amount appearing on the Company’s consolidated statement of operations, prepared in accordance with U.S. generally accepted accounting principles, denoted as “sales”.

36	2020 Proxy Statement

Our long-term incentive plan is strongly tied to Company performance. We award performance share units (“PSUs”) that pay out based on three-year total shareholder return (TSR) performance relative to companies in the OSX index5 as well as, starting in 2020, our direct competitor, NOW Inc., and on three-year RANCE6 performance. We award restricted stock units (“RSUs”) to tie realized value to stock price and to provide retention value.

We benchmark our pay levels against companies of similar size and that operate in similar industries or serve similar end-user markets.

Our Compensation Committee engages an independent compensation consultant to benchmark pay. We review the peer group used for benchmarking on an annual basis. These peers were chosen as distributors or sellers of industrial or energy products of a similar character to those that we sell, as companies that have similar distribution or energy product business models to our business model or as companies that serve similar end markets as we do. We also considered revenue, enterprise value, market capitalization and assets of our peer companies when selecting our peers.

[5]

Philadelphia Oil Service Sector Index (or its successor index or, if the Philadelphia Oil Service Sector Index is discontinued, a comparable index or group of companies that the Compensation Committee determines is an appropriate comparator group) (the “OSX index”).

[6]

Return on Average Net Capital Employed (RANCE) is calculated as cumulative net income plus tax effected interest expense plus preferred stock dividend over the three-year period, divided by average net capital employed for the three-year period, which quotient was then divided by three.

●

Annual cash incentive plan measures are designed to be based on primary drivers for shareholder value. Adjusted EBITDA[7] has always been a primary measure in the plan as investors and analysts often measure the value of common stock based on a multiple of EBITDA[7]. In recent years, 75% of annual cash incentive has been based on this driver. Even during the oil and gas downturn in 2015 and 2016, generating positive adjusted EBITDA* was a key priority of the management team. The secondary 25% measure has changed from cash from operations in 2015 and 2016 (in these years, paying down debt and cash flow generation was a key shareholder concern) to revenue in 2017 and 2018 (in these years, Company growth and market share gains coming out of the oil and gas downturn have been key shareholder priorities). Beginning in 2019, we have had a greater focus on bottom line income returns; therefore, for 2019, the Company changed the revenue measure to net income attributable to common stockholders (see footnote 3 on page 36) to align total profitability with share performance. Similarly, in 2020, 25% of the corporate NEOs annual cash incentive will be based on diluted earnings per share.

●

After a year of market recovery in 2018 and strong market projections for 2019, we set aggressive performance targets for the annual cash incentive plan that required significant year-over-year growth for target payout in 2019. Unfortunately, the growth was not sustained in 2019 and we did not meet our targets. Therefore, our NEOs will receive no annual cash incentive payout for 2019. This is a direct result of reduced customer spending across all market sectors in 2019.

●

The long-term incentive plan has also evolved over time to be more directly aligned with Company performance. In 2015, we implemented performance share unit (PSU) awards which were granted along with restricted stock unit (RSU) awards. The PSU awards pay out based on 3-year total shareholder return (TSR) performance relative to the OSX index and 3-year RANCE performance against Board-approved stretch targets. The RANCE target for all of the performance periods beginning with the 2017-2019 performance period were stretch targets, including the 2019-2021 performance period. The RANCE target has remained the same for the 2019-2021 performance period. However, the maximum payout increased to 200% of payout at 200% of target performance, which is in-line with our compensation peers.

[7]	See footnote on page 4 regarding the non-GAAP measure, adjusted EBITDA.

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We have taken decisive actions to adapt our compensation program with market and business conditions.

Since going public in 2012, our executive compensation program has evolved to remain aligned with stockholder priorities and with market and business conditions. Throughout the 2014 downturn in oil and gas markets and then the subsequent lower project spending levels the markets are still experiencing, the Compensation Committee has responded to changes in the oil and gas markets environment with the following actions:

●

In an effort to control costs, the Compensation Committee has limited salary increases for the NEOs since 2015. 2018 was the first year with salary increases (since 2012 for Mr. Lane, and since 2014 for Messrs. Braun, Churay and Bates). There were no salary increases in 2019 nor are any expected in 2020.

●	In reaction to the softened market, we lowered our operating costs by $25 million in 2019, excluding certain items.

●

In anticipation of long-term reduced oil and gas prices, and a need to reduce operating costs in 2020 and beyond, the Compensation Committee reduced STI targets and long-term incentive grants for the NEOs effective January 1, 2020. In certain previous years (2015, 2016 and 2017), a reduction factor of 32%, 50% and 32%, respectively, was applied to STI payouts due to the oil and gas market downturn.

Though MRC Global has performed successfully on a relative basis, we experienced year-over-year declines in revenue in each of our major market segments due to slowing customer spending and the conclusion of non-recurring projects. As a result, our NEOs received no annual cash incentive payout for 2019 performance. Additionally, in 2019, we have decreased SG&A costs by $25 million, excluding certain items, to right-size the organization to meet the demands of the market weakness.

Throughout the downturn and subsequent slower-than-expected recovery in the oil and gas markets, MRC Global produced positive adjusted EBITDA7, dramatically reduced selling, general and administrative (SG&A) expenses, reduced debt, executed a share repurchase program and increased its market share.

After weathering the downturn, MRC Global continued to adjust to rapidly changing and volatile conditions and took advantage of the rising oil and gas prices to deliver strong performance. 2017 and 2018 were two consecutive years of year over year growth in financial and operational performance. Our growth outpaced global exploration and production spending as the Company gained market share through multiple contract renewals and expansions.

In 2019, our revenue was down 12% compared to 2018, and each of our major market sectors declined in revenue, so we have reacted accordingly to reduce expenses in 2020. Upstream decreased 14% driven by all segments. Midstream declined 14% primarily from declining sales in transmission and gathering. Revenue from gas utilities grew 3% in 2019 over 2018, and downstream sales decreased 9% on non-recurring project revenue.

7See footnote on page 4 regarding the non-GAAP measure, adjusted EBITDA.

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We believe that we have a strong management team and employee base that has consistently delivered positive results versus its peers even in a challenging environment. The actions being taken to reduce operating costs and a continued focus on our long-term business strategy will position us well for future growth and success.

*	Return on Average Net Capital Employed is defined as net income plus interest expense after-tax, divided by average net capital employed (debt plus equity).

39	2020 Proxy Statement

2019 Company Performance Highlights (see “2019 Company Performance” for details)

In 2019, MRC Global performance was below target performance with respect to the adjusted EBITDA1 measure as well as the net income attributable to common stockholders2 and revenue3 measures in the annual cash incentive plan. As a result, our NEOs did not receive a payout.

In the 2017-2019 performance period, MRC Global performance achieved 85th percentile relative Total Shareholder Return (TSR) performance against the OSX index and 2017-2019 RANCE performance was slightly below target of 6%, but above the threshold for payout. As a result, our NEOs achieved a payout of 137.9% of target in our performance share unit (PSU) plan. The estimated value upon vesting was 62% of the grant date value.

1.	See footnote on page 4 regarding the non-GAAP measures, adjusted EBITDA and adjusted gross profit.
2.	See footnote 3 on page 36.
3.	See footnote 4 on page 36.

40	2020 Proxy Statement

Overview of The Company’s Executive Compensation Design

In addition to base salary, our 2019 executive compensation was comprised of annual cash incentives and long-term incentives as well as certain benefits and perquisites. Consistent with our pay-for-performance philosophy, the table below summarizes how performance in 2019 impacted pay in 2019.

Compensation Element	Annual Cash Incentive	Long-Term Incentive (Equity Awards)

What was the plan designed to achieve?	Motivate executive officers to achieve the Company’s annual financial and operational goals, which in turn are designed to achieve long-term profitability and value for stockholders.	Motivate executive officers to increase share price and long-term economic value of the Company.

What were the performance measures?	Achievement of target adjusted EBITDA and net income attributable to common stockholders for our CEO, CFO and General Counsel, and revenue and adjusted EBITDA for our other NEOs, except for Kelly Youngblood, who did not participate in the 2019 plan.	Three-year (2019-2021) total shareholder return (TSR) performance relative to companies in the OSX index and three-year (2019-2021) RANCE

How did we Perform?	2019 adjusted EBITDA was $201 million (68% of target), net income attributable to common stockholders was $15 million (19% of target) and revenue was $3,662 million (86% of target)

Performance for the 2019-2021 grant and the 2018-2020 grant is still to be determined, since the three-year measurement period has not been completed.

The 2017-2019 Performance Share Unit (PSU) grant vested in February 2020. 2017-2019 TSR performance was in the 85th percentile relative to companies in the OSX index, and 2017-2019 RANCE performance was 5.1%.

How did performance impact compensation?	Due to aggressive short-term incentive targets, 2019 adjusted EBITDA, net income attributable to common stockholders and revenue performance were below threshold performance. As a result, our NEOs did not receive a payout.

Performance for the 2019-2021 grant and the 2018-2020 grant is still to be determined, since the three-year measurement period has not been completed.

Based on the 2017-2019 PSU performance, the relative TSR component paid out at 187% of target, and the RANCE component paid out at 88.75% of target. Thus, on a combined basis the NEOs earned 137.9% of the target 2017-2019 PSUs. The estimated value upon vesting was 62% of the grant date value.

In addition, in 2019, NEOs received restricted stock unit (RSU) grants that vest ratably over three years. These are designed to aid in executive retention and incent the executive to improve stock price and shareholder value during the vesting period. The estimated value upon vesting in 2020 was 72% of the date grant value.

41	2020 Proxy Statement

Pay for Performance Program

Our Compensation Committee, which is composed solely of independent directors, believes in a pay for performance philosophy. While our Compensation Committee sets target compensation for the executive officers each year based on market practices and internal considerations, the executive officers’ realized compensation is strongly dependent on the Company’s performance relative to pre-determined and measurable financial metrics and stock price performance.

●	As illustrated in the following graphic, a substantial portion of the 2019 target compensation for executive officers was at risk.

●

Under our 2019 annual cash incentive plan, 75% of NEO performance was measured on an adjusted EBITDA target. For Messrs. Lane, Braun, and Churay, 25% was measured on a net income attributable to common stockholders’ target. For Mr. Bates, 25% was measured on a revenue target. All of the targets were stretch targets and higher than previous year targets. Mr. Youngblood joined the Company in November 2019 and did not participate in the 2019 plan.

●

There was no payout relative to each of the performance metrics unless the threshold for payout was achieved for each respective metric (threshold for payout was $221 million for the adjusted EBITDA metric, $60 million for net income attributable to common stockholders and $741 million for the revenue metric). Target payout relative to each of the performance metrics was only paid out when the goal for each respective metric was achieved. Maximum payouts are capped.

●

The 2019 long-term equity grant consisted of time-vested restricted stock units and performance share units for NEOs. Vesting of the performance share units depends on performance based upon the Company’s three-year total shareholder return relative to companies in the OSX index and achievement of stretch RANCE targets. The time-vested restricted stock units provide retention value, and the value of the units is also tied to performance since it increases or decreases depending on our stock price at vesting. The time-vested restricted stock units will vest ratably over a three-year period. Mr. Youngblood joined the Company in November 2019 and did not participate in the 2019 plan.

2019 Target Compensation

The following illustration represents the elements of target compensation for our NEOs in 2019.

Annual cash incentive for each performance metric does not pay out unless threshold performance for that metric is achieved. Performance share units pay out based on relative total shareholder return, when compared to companies in the OSX index, and achievement of a RANCE target. Value of restricted stock units is aligned with Company share price.

42	2020 Proxy Statement

2019 Company Performance

Financial and operational highlights from fiscal year 2019 include:

● Sales of $3.662 billion	● Cash flow from operations of $242 million

● Gross profit of $653 million (17.8% of sales)	● Net working capital 19.1% of sales

● Adjusted gross profit of $714 million (19.5% of sales)+	● Net leverage ratio of 2.6x+++

● Net income to common stockholders of $15 million	● Share repurchases of $75 million in 2019

● Adjusted EBITDA of $201 million++

+	See footnote on page 4 regarding adjusted gross profit, a non-GAAP measure.
++	See footnote on page 4 regarding adjusted EBITDA, a non-GAAP measure.
+++We	define net leverage ratio as net debt (total debt less cash) divided by adjusted EBITDA.

In 2019 we experienced reduced customer spending, and as a result our NEOs did not earn an annual cash incentive payout, but we still performed well on key metrics. The following were some of our key accomplishments in 2019:

●	We generated $242 million in cash flow from operations, surpassing our stated goal.

●	We achieved sales of $3.662 billion.

O

After two years of double-digit growth, we experienced a 12% decrease in sales due to slowing customer spending and the conclusion of certain customer projects. However, our sales have increased 20% since the low point of the oil and gas downturn in 2016.

O	Sales for each of our end market sectors and segments declined, except for gas utilities, which grew 3% in 2019 over 2018.

●	Net income attributable to common stockholders for 2019 was $15 million, or $0.18 per diluted share.

●	The Company’s adjusted EBITDA was $201 million.

●	We positioned the Company to focus on higher margin products:

O	We achieved adjusted gross profit of 19.5% in 2019, as we continued to implement our strategy of selling higher margin products.

O	We are delivering on our valve-centric strategy. We are on-track to increase valves to 40-42% of total revenue in 2020 and 45% of total revenue in the next three years.

O	We expanded our valve automation, modification and testing capabilities at our new Houston Operations Complex supporting our goal to better penetrate the midstream valve market.

●	We controlled operating costs:

O	Due to reduced customer spending and weaker market conditions, we reduced our selling, general and administrative (“SG&A”) expenses by $25 million, excluding certain items, from 2018.

●	We executed our long-term strategy for organic growth to increase market share by renewing and winning contracts:

O	We won new agreements with EnLink Midstream and Oneok each for two years.

43	2020 Proxy Statement

O

We won new agreements with gas utilities, our fastest growing customer group, including an integrated supply agreement with CenterPoint Energy for five years and an MRO agreement with Southern California Gas for three years. We are now serving nine of the ten largest gas utilities in the United States.

O

We also renewed several agreements including an MRO agreement with Tengizchevroil (TCO) for seven years, an integrated supply agreement with Atmos for five years, an integrated supply agreement with INEOS for six years and an MRO agreement with ConocoPhillips for three years.

O	We signed an MRO agreement with Neste in Finland for five years and with Chevron in Canada for three years.

●	We made strategic investments in our business in a constant effort to streamline and improve profitability as part of our strategy to increase gross margins from value-added products:

O	We completed the initial construction of our 127,000 square-foot midstream Valve Engineering and Modification Center, expanding our Houston Operations Complex in La Porte, Texas.

O

To support our strategic objective to grow and expand market share, we continued to invest in our digital supply chain solution, MRCGOTM, a cloud-based portal that allows our customers to easily transact with us.

●	We strengthened our balance sheet creating flexibility for future growth opportunities:

O	Net leverage at the end of 2019 was 2.6x adjusted EBITDA, within our preferred operating level of 2x-3x adjusted EBITDA for maximum balance sheet efficiency.

O	We reduced net debt by $122 million from 2018.

O	We optimized working capital, ending the year with working capital as a percentage of sales at 19.1%, which is better than our stated goal.

●

While we have always been focused on being good stewards with sound governance practices, this year we are proud to have published our second Environmental, Social Responsibility & Corporate Governance report, which is available on our website.

For more details on 2019 Company financial performance, please see our Annual Report on Form 10-K filed with the SEC.

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Key Features of our Executive Compensation Program

What We Do

✓	We pay for performance – in 2019, 73% of NEO pay was at risk and target total direct compensation is achieved only when performance objectives are achieved.

✓	We set objectives for our annual cash incentive plan that are measurable, determined in advance, aligned with stockholder interests.

✓	Our 2019 annual incentive adjusted EBITDA performance target was set higher than actual and target performance in the prior year.

✓	Our long-term equity compensation plan is designed to be strongly tied to Company performance. We award performance share units to tie payouts to relative total shareholder return (“TSR”) and return on average net capital employed (“RANCE”). We award restricted stock units to tie realized value to stock price and to provide retention value.

✓	We have equity ownership guidelines that provide for significant executive officer equity ownership.

✓	We have a clawback policy in place to recoup certain compensation from the covered employees in the event of restatement of our financial statements due to theft, fraud, willful misconduct or negligence.

✓	We have a fully independent Compensation Committee.

✓	Our Compensation Committee engages a compensation consultant that is independent of management and the Company.

✓	We benchmark pay relative to the market and review the peer group used for market benchmarking on an annual basis.

✓	We have an annual Say-on-Pay vote.

What We Don’t Do
No guaranteed minimum incentives.
No re-pricing of stock options or stock appreciation rights permitted without approval from stockholders.
No hedging or derivative transactions with respect to our shares by executive officers or directors permitted.
No pledging of MRC Global securities by executive officers or directors permitted.

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More than 86% of the votes cast on our 2019 say-on-pay proposal were in favor of our executive compensation program and policies

Shareholder Engagement

We have had a long history since our initial public offering in 2012 of engaging with current and prospective shareholders. In 2019, we had interactions with investors in the following ways:

●	Quarterly earnings calls
●	Investor conferences and events
●	One-on-one investor discussions
●	Investor non-deal road shows
●	Annual stockholders meeting
●	Our website
●	Press releases
●	Our SEC filings
●	Participation in various evaluations, ratings and rankings, such as the Carbon Disclosure Project (CDP) sponsored by CDP Global, an international non-profit organization, Sustainalytics, ISS and MSCI.

During these discussions, some investors have engaged with us regarding our executive compensation, and investors have been supportive of our compensation practices with over 86% of votes cast approving our 2019 Say-On-Pay proposal. We have also had discussions with investment managers and governance analysts.

Participants in the Compensation Process

Role of the Compensation Committee

The Compensation Committee establishes policies and has decision-making authority with respect to compensation matters for executive officers (other than the CEO), including determination of the compensation and benefits and long-term incentive grants. With respect to the CEO, the Compensation Committee recommends compensation decisions, including the grant of long-term incentive compensation, to the full Board which then makes decisions regarding CEO compensation.

Pursuant to the Compensation Committee’s charter, its duties include:

●

To review and recommend to the Board, the annual salary, bonus, and long-term incentive awards and other compensation, incentives and benefits, direct and indirect, of the CEO, and to review and determine such compensation, incentives and benefits of the other executive officers. With respect to the CEO, the full Board makes decisions regarding CEO compensation, taking into account (among other things) the Compensation Committee’s recommendations;

●

To review and approve corporate goals and objectives relevant to compensation of the CEO and the other executive officers, and to evaluate the CEO’s and the other executive officers’ performance in light of those goals and objectives on an annual basis, and, (either separately or together with other independent directors as the Board directs), to recommend to the Board the CEO’s and other executive officers’ compensation level based on this evaluation;

●

To review and authorize or recommend to the Board to authorize, as the case may be, the Company to enter into, amend or terminate any employment, consulting, change in control, severance or termination, or other compensation agreements or arrangements with the CEO and other executive officers of the Company (and at the option of the Compensation Committee, other officers and employees of the Company);

●	To periodically review and consider the competitiveness of the Company’s executive compensation;

46	2020 Proxy Statement

●

To review new executive compensation programs, review on a periodic basis the operation of the Company’s existing executive compensation programs in order to determine whether they integrate appropriately, and establish and periodically review policies for the administration of executive compensation programs;

●

To review, amend, modify or adopt proposals relating to the incentive compensation plans, equity-based compensation plans, qualified retirement plans, health and welfare plans, deferred compensation plans and any other benefit plans, programs or arrangements that the Company or any of its subsidiaries sponsors or maintains;

●	To approve the overall structure of annual compensation and incentive plans with respect to employees of the Company and its subsidiaries on an annual basis;

●	To oversee executive development and succession;

●	To assess risks in compensation programs; and

●	To at least annually, conduct a review of compensation for non-employee directors and to determine or make recommendations to the Board.

Role of Compensation Consultant

Pursuant to the Compensation Committee’s charter, the Compensation Committee has the authority to retain or terminate compensation consultants and engage other advisors. Since 2010, the Compensation Committee has engaged Meridian Compensation Partners, LLC (“Meridian”), an independent consultant specializing in executive compensation, to formulate a report and make recommendations to the Compensation Committee regarding executive and director compensation based on peer group, other market data, industry trends and current practices. In 2019, the Compensation Committee paid $93,864 to Meridian for its services.

The Compensation Committee evaluated the SEC’s and NYSE’s six independence factors to determine that the service Meridian provided to the Compensation Committee was free of any actual or perceived conflicts of interest. Meridian does not provide any other services to the Company or its executive management team.

Role of Executive Officers

Our CEO and our executive vice president – corporate affairs, general counsel and corporate secretary (who leads our human resources organization) provide support and information as the Compensation Committee requests. They make quarterly presentations to the Compensation Committee with respect to issues and developments regarding compensation and our compensation programs. They develop current and historical summary compensation data (including each element of compensation) for our executive officers and provide this data on a regular basis to the Compensation Committee.

Our CEO provides the Compensation Committee with an evaluation of the annual performance of each of the executive officers that report to the CEO and makes preliminary recommendations for base salary and incentive target levels for them. Recommendations for base salary, annual performance, incentive target levels and incentive payouts for the CEO are left entirely to the Compensation Committee’s discretion.

The Compensation Committee then determines appropriate changes in compensation for the upcoming year. Each year, the Compensation Committee approves the executive officers’ annual cash incentive awards (expressed in each case as a percentage of base salary) and the performance metrics and goals for annual cash incentive awards that the Company would pay in respect of performance during the year. The Compensation Committee makes decisions with respect to equity- based compensation awards that the Company grants to our executive officers. With respect to CEO compensation decisions, the Compensation Committee makes its recommendations to the entire Board for final approval.

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Peer Group

In July 2018, the Compensation Committee reviewed our compensation peer group, and decided to continue with the existing peer group in 2019. The companies in the table below make up our 2019 compensation peer group. The Compensation Committee reviewed this peer group again in July 2019 and, because Bristow Group Inc. had filed bankruptcy, replaced Bristow Group Inc. with Apergy Corporation, for our compensation peer group in 2020. These peers were chosen as distributors or sellers of industrial or energy products of a similar character to those that we sell, as companies that have similar distribution or energy product business models to our business model or as companies that serve similar end markets as we do. We compete for talent with these peer companies as well as other companies not in the peer group. We also took into account revenue, enterprise value, market capitalization and assets of our peer companies when selecting our peers. We excluded from our peers distributors that do not sell products in our oil and gas end markets such as distributors of swimming pool supplies, roofing materials, office supplies and dental appliances.

Company	Ticker	Revenue*	Enterprise Value†	Market Cap*	Assets
Anixter International Inc.	AXE	$8,669	$3,817	$2,331	$4,911
Applied Industrial Technologies, Inc.	AIT	$3,473	$3,045	$2,195	$2,332
Bristow Group Inc.	BRS	$1,396	$1,594	$434	$3,048
Dril-Qup Inc.	DRQ	$389	$1,399	$1,817	$1,202
DXP Enterprises Inc.	DXPE	$1,264	$896	$611	$787
Forum Energy Technologies Inc.	FET	$1,057	$679	$171	$1,822
Flowserve Corporation	FLS	$3,820	$7,202	$6,127	$4,821
Helix Energy Solutions Group	HLX	$739	$1,599	$1,199	$2,620
HD Supply Holdings Inc.	HDS	$6,175	$9,002	$6,498	$4,756
MSC Industrial Direct Co. Inc.	MSM	$3,359	$4,501	$4,004	$2,324
NOW Inc.	DNOW	$3,147	$1,305	$1,248	$1,849
Oil States International Inc.	OIS	$1,064	$1,139	$805	$1,988
RPC Inc.	RES	$1,510	$1,186	$1,189	$1,224
Superior Energy Services Inc.	SPN	$2,016	$1,177	$20	$2,146
Watsco, Inc.	WSO	$4,590	$7,042	$6,408	$2,632
Wesco International Inc.	WCC	$8,190	$3,634	$2,029	$5,068
25th Percentile		$1,064	$1,177	$805	$1,822
Median		$3,147	$1,599	$1,817	$2,324
75th Percentile		$4,590	$4,501	$4,004	$4,756

MRC Global Inc.	MRC	$4,034	$2,267	$1,008	$2,629
Percentile Rank		73%	53%	25%	70%
*	Most recently reported information in S&P Capital IQ as of October 2019.
†	As of September 2019

In October 2018, Meridian made a report to the Compensation Committee on publicly disclosed executive pay data, which the Compensation Committee considered when making its 2019 compensation decisions. Meridian used compensation peer data from the above companies for each position that our executive officers hold to the extent available.

Meridian also provided data from the following two third-party general industry surveys for companies with revenue amounts similar to those of the Company as an additional reference point to validate the peer-company specific data:

●	Towers Watson 2018 CDB Executive Compensation Survey Report

●	Aon Hewitt 2018 Total Compensation Measurement Executive Report

48	2020 Proxy Statement

Meridian presented compensation at each quartile of the data (both peer-company specific data as well as third party market survey data) to the Compensation Committee with respect to total compensation and major elements of compensation (i.e., base salary, annual cash incentive and long-term equity compensation) for each of the executive officer’s positions.

The Compensation Committee used this data to determine whether its compensation decisions were within the market for each executive officer; however, the Compensation Committee did not set any compensation for any executive officer at a specific level within the peer group range for each executive officer (such as pegging the compensation to a 50th percentile level). The Compensation Committee exercised its discretion considering the following factors:

● the executive’s contributions and performance	● market levels of compensation for positions comparable to the executive’s position

● the executive’s roles and responsibilities, including the executive’s tenure in such role	● the executive’s compensation history and compensation mix, including that with prior employers

● the Company’s need for the executive’s skills	● the executive’s potential and readiness to contribute in the executive’s current role

● the executive’s experience and management responsibilities

The Compensation Committee did not necessarily weigh any particular factor more or less than any other factors.

2019 Executive Compensation Program

Compensation Philosophy and Objectives

Our executive compensation programs are structured to reward the achievement of our specific annual and strategic performance goals, and our long-term objective of increasing shareholder value.

Accordingly, the executive compensation philosophy of the Compensation Committee is threefold:

●

To attract and retain talented executive officers by providing competitive total compensation, and to motivate them to achieve the Company’s short-term and long-term financial and strategic goals and objectives;

●	To align the interests of our executive officers with those of our stockholders; and

●	To provide performance-based cash and stock incentive awards to recognize and reward executive officers who demonstrate sustained exceptional performance.

We conduct an annual Say-on-Pay vote and pay careful attention to feedback from our stockholders regarding our executive compensation program. In 2019, the Company’s executive compensation program received the approval of more than 86% of the shares voted. We believe that our stockholders support our overall compensation philosophy and design and believe that compensation for our executive officers is aligned with Company and individual performance, and with stockholder interests.

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Elements of Compensation

The principal components of compensation for our executive officers are:

●	Base salary;

●	Annual cash incentive;

●	Long-term incentive (equity awards); and

●	Benefits and perquisites – including health, welfare and retirement benefits and expatriate benefits.

Base Salary

We provide our executive officers with a base salary to compensate them for services they provide during the fiscal year, and to provide a market competitive base level of pay commensurate with the skills and experience of our executives. The Compensation Committee, with the CEO, reviews base salary for executive officers based on the CEO’s recommendations on an annual basis, and approves any increases based on each executive officer’s position, responsibilities, contributions, leadership, performance, current compensation (both individually and as compared to other executives) and survey data. Increases are not automatic or guaranteed, and do not always take place each year. The Compensation Committee, on a similar basis, also reviews the CEO’s salary and makes a recommendation whether to implement an increase to the full Board.

Prior to 2018, our NEOs had been subject to a salary freeze during the past few years due to the downturn in the oil and gas environment. Mr. Lane did not receive a salary increase from 2012 to 2017. Salaries for Messrs. Braun, Churay and Bates were frozen from 2014 to 2017.

In 2018, the Company’s financial results improved, a sustained recovery in the oil and gas markets continued, and there was a positive outlook for 2018. The Compensation Committee decided to award salary increases to the NEOs in 2018, to maintain a market competitive base salary for the NEOs, and taking into account the NEOs’ contributions, performance and leadership during the period of downturn. Mr. Lane’s increase in salary to $900,000 remained below the median salary in the third-party general industry surveys.

The Compensation Committee did not make any adjustments to salaries for the NEOs for 2019 and has chosen not to increase base salaries for the NEOs for 2020.

Name	Base Salary Effective 1/1/2019	Salary Increase	Base Salary Effective 1/1/2020
Andrew R. Lane	$900,000	0%	$900,000
James E. Braun	$500,000	0%	$500,000
Kelly Youngblood*	—	—	$500,000
Daniel J. Churay	$425,000	0%	$425,000
Grant R. Bates	$325,000	0%	$325,000

*Mr. Youngblood joined the Company on November 18, 2019 at a base salary of $500,000.

Annual Cash Incentive

Our annual cash incentive plan is a performance-based plan, which provides cash compensation to eligible employees (including the executive officers), based on performance relative to certain financial and operational metrics. In 2019, a majority of our salaried employees participated in the annual cash incentive plan. An employee’s annual cash incentive bonus is determined by multiplying the employee’s annual salary by the employee’s annual cash incentive target percentage then by the performance percentage relative to performance metrics.

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Annual Cash Incentive Targets

The Compensation Committee approves annual cash incentive target percentages for the executive officers based on its review of market data and other internal factors, subject to the terms of any employment agreements between the Company and the executives. In 2020, the annual cash incentive target percentages were reduced for the CEO and other NEOs to align with business objectives, including expense reduction.

Name	2019 Annual Cash Incentive Target	2020 Annual Cash Incentive Target	The annual cash incentive amount payable to each executive is calculated as follows: Annual Cash Incentive = Base Salary X Annual Cash Incentive Target X Performance Relative to Performance Metrics
Andrew R. Lane	125%	115%
James E. Braun*	75%	–
Kelly Youngblood**	–	80%
Daniel J. Churay	75%	65%

Grant R. Bates	70%	65%

*  Mr. Braun retired on March 1, 2020. He therefore will not complete fiscal year 2020 and not be eligible for the 2020 annual cash incentive. See “Employment and Other Agreements”.

** Mr. Youngblood joined the Company on November 18, 2019 and his cash incentive target will begin in 2020.

The Compensation Committee reviews annual cash incentive targets for executive officers on an annual basis. The targets are set at commensurate levels to incentivize executive officers to achieve financial and operational metrics, as well as to provide executive officers with market competitive levels of total cash compensation. There were no changes to annual cash incentive target percentages for NEOs in 2019. For 2020, the annual cash incentive targets for the NEOs have been reduced for each NEO as set forth next to his name in the table above.

2019 Annual Cash Incentive Performance Metrics

The Compensation Committee sets the performance metrics for the annual cash incentive plan at the beginning of each year. Annual cash incentive plan measures have been designed to be based on primary drivers for shareholder value. Adjusted EBITDA has always been a primary measure in the plan as investors and analysts often measure the value of common stock based on a multiple of EBITDA. In recent years, 75% of annual cash incentive has been based on this measure. Even during the oil and gas downturn in 2015 and 2016, generating positive adjusted EBITDA was a key priority of the management team. The secondary 25% measure for the CEO, the CFO and the general counsel has changed from cash from operations in 2015 and 2016 (in these years, paying down debt using this cash was a key shareholder concern) to revenue in 2017 and 2018 (in these years, Company growth and market share gains coming out of the oil and gas downturn have been key shareholder priorities). In 2019, as business was predicted to improve, there was a greater focus on bottom line income returns; therefore, for 2019, the Company changed the revenue measure for Messrs. Lane, Braun and Churay to net income attributable to common stockholders to align total profitability with share performance. To reflect the sales component of Mr. Bates’ job function he continued to have revenue targets. In 2020, the 25% component for Messrs. Lane, Youngblood and Churay has been changed to diluted earnings per share to continue to align shareholder profitability with compensation.

The goal for each of the metrics was related to the consolidated performance of the Company and was determined by a budgeting process for the 2019 Company operating plan. This process involved an examination of our markets, customers, and general outlook with respect to 2019. The Board approved the final budget.

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Below are the 2019 performance metrics, their relative weighting and the goal for each metric:

Performance Metric	Weight	2019 Goal	Definition	Objective
Adjusted EBITDA	75%	$295 million	Adjusted earnings before interest, taxes, depreciation and amortization	To align payout to growth in sales and profit margins, while taking into account expense management
Net Income	25%	$80 million	Sales revenue minus cost of goods sold, selling, general and administrative expenses, operating expenses, depreciation, interest, taxes, and other expenses	To align total profitability with share performance

The table below shows the payout earned for each level of performance against the adjusted EBITDA and revenue performance metrics.

Metric	No Payout	Minimum*	Target	Maximum*
Adjusted EBITDA	Below $221 million	$221 million	$295 million	$369 million
Payout as a % of target	0%	25%	100%	150%

Metric	No Payout	Minimum*	Target	Maximum*
Net Income	Below $60 million	$60 million	$80 million	$100 million
Payout as a % of target	0%	25%	100%	125%

* For performance achievement between the specified minimum and target levels, and target and maximum performance levels, payouts are interpolated on a straight-line basis.

The maximum payout for the adjusted EBITDA metric was 150% in 2019 to incent the NEOs to achieve and exceed the stretch targets that were set for adjusted EBITDA in 2019, as well as to be market competitive with respect to annual cash incentive payout levels at maximum performance.

2019 Annual Cash Incentive Payout Percentage and Payout Amounts

In 2019, the Company generated adjusted EBITDA of $201 million and net income of $15 million.

Based on this, the NEOs did not earn a payout as shown in the table below because the minimum payout percentages were not achieved.

Performance Metric	2019 Performance	2019 Goal	2019 Performance %	2019 Payout %	Weight	Weighted Performance
Adjusted EBITDA	$ 201 million ÷	$295 million =	68%	0% x	75% =	0%
Net Income	$ 15 million ÷	$80 million =	19%	0% x	25% =	0%
Total 2019 Performance Percentage						0%

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Long-Term Incentive Compensation

Our long-term equity compensation is granted on an annual basis to our executive officers and is designed to align the interests of management with those of our stockholders. At the beginning of each of 2017, 2018 and 2019, we granted long-term equity compensation to the executive officers in the form of restricted stock units (RSUs) and performance share units (PSUs) under the Company’s 2011 Omnibus Incentive Plan, as amended. The RSUs, which comprise 50% of the total LTI award, vest 34% on the first anniversary of the grant date and 33% on each of the second and third anniversaries of the grant date. The PSUs, which comprise the remaining 50% of the total LTI award, vest at the end of three years based on relative total shareholder return (TSR) performance (compared to companies in the OSX index) and RANCE performance. 50% of the target PSU award is based on the TSR metric, and 50% of the target PSU award is based on the RANCE metric. The 2017 PSU grants vested based on 2017-2019 performance. The 2018 and 2019 PSU grants will not vest until early 2021 and 2022, respectively.

Alignment of Long-Term Incentive Compensation to Performance

Our long-term equity compensation is strongly linked to stock price performance.

●

The realized value of PSUs is tied to long-term performance since the value is directly related to the Company’s relative total shareholder return and RANCE performance. Because the PSUs pay out in the form of shares, the realized value of the shares that vest are tied to stock price performance. This also aligns NEO pay with shareholder value. The PSUs provide retention value by vesting at the end of a three-year performance period.

●

The primary purpose of the RSUs is to support retention and continuity of executive officers. The RSUs vest over a multi-year period. However, the realized value of the RSUs is also tied to stock price performance, since the value of RSUs increases or decreases depending on our stock price at vesting.

2019 Long-Term Incentive Grant

The table below shows the details of the grants:

Grant Year 2019	Restricted Stock Units	Performance Share Units (Relative TSR)	Performance Share Units (RANCE)

Weighting	50% of grant value	25% of grant value	25% of grant value

Vesting Schedule	Vesting 34% in year one and 33% in each of years two and three	Vesting at the end of three years, percentage of stock vested depends on relative TSR performance (Compared to the companies in the OSX index)	Vesting at the end of three years, percentage of stock vested depends on RANCE performance relative to target

2019 Performance Share Units (Relative Total Shareholder Return)

50% of the target PSUs granted to NEOs in 2019 are based on relative total shareholder return (TSR) compared to companies in the OSX index from January 1, 2019 until December 31, 2021. The number of shares awarded at the end of the three-year performance period is based on the scale below. This scale has remained the same since grants made in 2016.

We compare our TSR to companies in the OSX index because investors generally compare MRC Global to companies that also have customers in the oil and gas business, with volatile spending patterns depending on commodity prices. Based on a review by Meridian, the Compensation Committee’s independent compensation consultant, TSR correlation of companies in the OSX index compared to the Company’s TSR is greater than other measures the Compensation Committee considered.

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Relative TSR	Percentage of Target Share Units Earned*
90th percentile or greater	200%
70th percentile	150%
50th percentile	100%
30th percentile	50%

Below 30th percentile	0%

*For any performance levels between the levels specified above, percentage of target shares earned will be interpolated on a straight- line basis.

2019 Performance Share Units (RANCE)

Fifty percent of the target PSUs granted to NEOs in 2019 are based on return on average net capital employed (RANCE) performance during the 2019-2021 period. The number of shares awarded at the end of the three-year performance period are based on the scale below. The RANCE targets for the 2019-2021 performance period were the same or higher than the targets set for the 2017-2019 performance period, which paid out in 2019. See “2017-2019 Performance Share Unit Performance”.

RANCE	Percentage of Target Share Units Earned*

12% or more	200%

10%	150%

6%	100%

4%	50%

2% or less	0%

*For any performance levels between the levels specified above, percentage of target shares earned will be interpolated on a straight- line basis.

The table below sets forth the number of RSUs and PSUs granted to each NEO in 2019. The Compensation Committee determined a dollar value amount of RSUs and PSUs that it desired to grant each NEO (or in the case of the CEO, recommend to the Board to grant). This dollar value amount was then divided by the 20-day VWAP of $15.58 as of the grant date in 2019 to determine the number of units to be granted. (*See information below with respect to Mr. Youngblood’s RSU award effective November 18, 2019.)

Name	RSU Grant Value	RSU Grant	Total PSU Grant Value	PSU Grant Value (Relative Total Shareholder Return	Number of PSUs (Relative TSR)	PSU Grant Value (RANCE)	Number of PSUs (RANCE)

Andrew R Lane	$2,024,995	129,974	$2,024,995	$1,012,497	64,987	$1,012,497	64,987

James E Braun	$499,993	32,092	$499,993	$249,997	16,046	$249,997	16,046

Daniel J Churay	$371,879	23,869	$371,879	$185,940	11,935	$185,940	11,934

Grant R Bates	$162,499	10,430	$162,499	$81,250	5,215	$81,250	5,215

*Mr. Youngblood received a sign-on grant of 112,697 RSUs as of November 18, 2019 valued at $1,500,000 when he started employment.

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2017-2019 Performance Share Unit Performance

The 2017-2019 PSUs awarded in February 2017 vested in February 2020. The NEOs received 137.9% of the target shares awarded based on 85th percentile performance for the relative TSR measure and 5.1% performance for the RANCE measure for the January 1, 2017 through December 31, 2019 performance period, based on the payout scale for the three-year period below. PSU payout scales in subsequent periods change based on changing market conditions.

Relative TSR vs. Companies in OSX	Number of Shares Earned as a % of Target	RANCE	Number of Shares Earned as a % of Target

90th percentile or above	200%	>=8%	150%

85th percentile	187%	6%	100%

70th percentile	150%	5.1%	88.75%

50th percentile	100%	4%	75%

30th percentile	50%	2%	50%

Below 30th percentile	0%	<=0.5%	0%

The achieved TSR and RANCE performance resulted in the below vested PSUs.

		2017 Performance Stock Unit (PSU) Grant
Name	Grant date Target Value (1)	Total # of PSUs granted	# of PSUs (Payouts based on relative TSR to date) (2)	# of PSUs (Payout based on RANCE results) (3)	Total # of PSUs (Payout)	Percentage of target shares retained	Value Upon Vesting (4)	Value Upon Vesting Compared to Grant Date Target Value
Lane, Andrew R	$2,120,370	87,258	81,586	38,720	120,306	137.9%	$1,299,305	61%
Braun, James E	$482,602	20,079	18,774	8,909	27,683	137.9%	$298,976	62%
Youngblood, Kelly	–	–	–	–	–	–	–	–
Churay, Daniel J	$290,274	12,077	11,292	5,358	16,650	137.9%	$179,820	62%
Bates, Grant R	$179,974	7,488	7,001	3,322	10,323	137.9%	$111,488	62%
(1)	Based on the 2017 grant date fair value reported in the 2018 proxy in the Grants of Plan – Based Awards table.
(2)	85th percentile relative TSR performance vs. OSX index, resulting in 187% payout.
(3)	5.1% RANCE performance, resulting in 88.75% payout.
(4)	Stock price of $10.80 as of close February 10, 2020.

2017-2019 CEO Realized Pay vs. Summary Compensation Table Pay

The Summary Compensation Table is calculated in accordance with SEC rules and represents:

●	actual base salary paid for each year,

●	annual cash incentive actually paid with respect to each year,

●	the GAAP value of the long-term equity incentive as reflected on the Company’s financial statements that the Company granted an executive each year and

●	the value of any benefits and perquisites the executive received for each year (other than health care and other similar benefits generally available to all U.S. employees).

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The Summary Compensation Table does not reflect what each NEO has actually made each year because:

●	our NEO compensation, including that of the CEO, is more than 65% comprised of at-risk pay

●	actual compensation is paid or vested in calendar years different than the year of performance

●	equity vests over time, and

●	the value of the equity often is dependent on strike price (in the case of option exercises) and performance (in the case of the PSUs).

In addition, equity value is measured at the time of vesting for U.S. federal income tax purposes, or, in the case of options, at the time of exercise.

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The following chart illustrates the aggregate average annual compensation of the CEO based on the Summary Compensation Table (SCT) for the three-year period 2017-2019 (the “Comparison Period”) as compared to the average annual compensation that the CEO actually earned for the Comparison Period as reported to the Internal Revenue Service on Form W-2.

CEO

Summary Compensation Table vs.

W-2 Earnings

Average Annual Compensation

2017-2019

$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
17,459
2,281,514
1,902,827
655,904
883,013
6,459
493,206
1,405,628
2,780,136
718,238
883,013
SCT Compensation
$5,740,717
Realized Compensation (W-2)
$6,286,680
Base Salary
Short Term Incentive
Restricted Stock Awards/Units
Performance Share Units
Option Exercises
All Other Compensation

During the Comparison Period, our total shareholder return was (-35.28)% as calculated using the 20-trading day average on January 1, 2017 and December 31, 2019. This ranked at the 85th percentile of companies in the OSX index.

For this same Comparison Period, the CEO realized average annual compensation of $6,286,680 based on his Form W-2 earnings as compared to the average compensation of $5,740,717 reported in the Summary Compensation Table. The CEO’s realized compensation includes stock options that were granted before the Comparison Period, exercised in 2018 at a realized value of $493,206 and also reflect payouts from the improved operating results in 2017 and 2018. Excluding the exercise of the pre-Comparison Period grant of options, the CEO’s realized pay of $5,793,475 would have been near the SCT Compensation of $5,740,717.

From late 2014 through 2016, we experienced a deep downturn in our oil and gas end markets. West Texas Intermediate (“WTI”) crude prices dropped from $78.77 on November 3, 2014 to $26.19 on

57	2020 Proxy Statement

February 11, 2016. Since then, recovery has been slow, as WTI crude prices increased back to $60.46 on December 31, 2017 but dropped again to $45.15 on December 31, 2018. In 2019, the average WTI price per barrel was $56.98 and natural gas decreased to an average price of $2.56/Mcf (Henry Hub).

Our customers slowly increased their capital spending for our products during 2017-2018. In 2019, our customers demonstrated an increased focus on returns on invested capital, which drove a more disciplined approach to spending that is impacting each of our business sectors. Although commodity prices have been relatively stable, with oil moderating around the $50-$60 per barrel level during 2019, global spending surveys are projecting further contraction in 2020, particularly in the North America market. Given the March 2020 collapse in oil prices, we are anticipating this contraction.

The CEO and the executive management team focused (among other things) on the following during the Comparison Period in response to market conditions:

●

The Company increased sales from $3.0 billion in 2016 to $3.6 billion and $4.2 billion in 2017 and 2018, respectively, increasing diluted earnings per common share to $0.27 and $0.54 in each of those respective years.

●

In 2019, although sales fell to $3.7 billion from 2018, they remained well above 2016 levels, and we generated $0.18 diluted earnings per common share, and $201 million in adjusted EBITDA, while relentlessly pursuing cost efficiencies, resulting in SG&A reductions of $25 million, excluding certain items.

●	During the Comparison Period, we generated $183 million of cash from operations.

●

We returned capital to our shareholders by repurchasing $268 million of our common stock during the Comparison Period at an average price per share of $16.18. This compares favorably to the current conversion price of our preferred stock issued in June 2015 of $17.88 per share.

●	During the Comparison Period (2017 – 2019), we focused the business on defending and increasing market share and signed a number of major framework or master sales agreements.

●

We completed the consolidation of four facilities in our Gulf Coast market into our new flagship Houston Operations Complex in La Porte, Texas as well as the creation of our midstream Valve Engineering and Modification Center at the complex.

●	We optimized our working capital, by efficient inventory management, even while strategically purchasing inventory to address tariffs that the US government imposed on many of our imported products.

●	We improved our on-line catalog and launched our MRCGOTM digital platform for customers, suppliers and employees.

Benefits and Perquisites

The Compensation Committee reviews the benefits and perquisites provided to certain of the executive officers on an annual basis to ensure the reasonableness of these programs. We provide competitive health, welfare and retirement benefits to our Company’s employees. Other than as outlined below, our current NEOs do not receive any additional benefits or perquisites.

Company-paid parking was provided for Messrs. Lane, Braun, Youngblood and Churay.

Mr. Bates, an Australian citizen, receives certain expatriate benefits including a monthly tax-protected housing and utilities allowance, a superannuation (Australian retirement plan) supplement, a vehicle

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allowance with a fuel card for business travel, reimbursement for the cost of three business class air tickets between the United States and Australia for Mr. Bates and his spouse, a tax reimbursement related to protected allowances and tax preparation fees.

We provide our current named executive officers who have entered into employment agreements with us certain severance payments and benefits in the event of a termination of their employment under certain circumstances. We designed these agreements to promote stability and continuity of senior management.

For additional information, see “Potential Payments upon Termination or Change in Control”.

Other Matters Related to Compensation

Equity Ownership Guidelines

The Compensation Committee believes that the Company’s executive officers and directors should own and hold an investment value position in the common stock of the Company to further align their interests and actions with the interests of the Company’s stockholders. In addition, the Compensation Committee believes that the investment community values officer and director stock ownership, and that stock ownership demonstrates a commitment to and belief in the success and long-term profitability of the Company. Our executive officers and directors owned approximately 5.6% of the Company’s outstanding common stock as of December 31, 2019 (excluding the conversion of all preferred stock to common stock). The Compensation Committee has adopted the Equity Ownership Guidelines described below.

Position	Equity Ownership Guidelines
Chief Executive Officer	5 times base salary
Executive Vice Presidents	3 times base salary
Senior Vice Presidents	3 times base salary
Non-employee Directors	5 times annual cash retainer

The Compensation Committee intends for executive officers and directors who are or become subject to these guidelines to achieve the applicable ownership guideline within five years from the date of adoption of the guidelines or the date the participant becomes subject to the guidelines. If an executive officer or director becomes subject to a greater ownership amount, due to promotion or an increase in base salary (or annual cash retainer), the executive officer (or director) is expected to meet the incrementally higher ownership amount within the later of three years from the effective date of the promotion or increase in base salary or cash retainer and the end of the original five-year period. The three-year period to achieve the incremental guideline begins in January following the year of the promotion or increase in base salary or cash retainer.

If an executive officer or director is not in compliance with the guidelines, the Compensation Committee may determine the appropriate action to take, which may include holding requirements on new grants of shares or the payment of a portion of the annual cash incentive or cash retainer in shares of our common stock. Any additional restrictions on previous awards must be agreed to by the executive officer or director. These guidelines may be waived, at the discretion of the Compensation Committee, if compliance would create severe hardship or prevent an executive officer or director from complying with a court order, as in the case of a divorce settlement.

With the exception of Mr. Churay, all our executive officers and directors met the equity ownership guidelines for 2019 as of December 31, 2019. Mr. Churay did not meet the equity ownership guidelines in 2019 but is expected to be at or near his guideline level after the receipt of annual vestings and grants in 2020-21, depending on the Company’s share price performance.

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Anti-Hedging and Anti-Pledging Policy

Pursuant to the Company’s Securities Trading and Disclosure Policy, directors and executive officers of the Company that are subject to the requirements of Section 16(b) of the United States Securities Exchange Act of 1934, as amended, are prohibited from engaging in short-term or speculative transactions involving Company securities including:

●	Engaging in short sales;

●	Engaging in transactions in put options, call options or other derivative securities related to Company securities on an exchange or in any other organized market;

●	Engaging in hedging or monetization transactions related to Company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps and collars; and

●	Holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Prohibition on Re-pricing of Stock Options and Stock Appreciation Rights without Stockholder Approval

Pursuant to the terms of the 2011 Omnibus Incentive Plan, as amended, and a 2013 amendment to the 2007 Stock Option Plan, the Compensation Committee has no authority to make any adjustment (other than in connection with a change in capitalization or other transaction where an adjustment is permitted or required under the terms of the plan) or amendment and no adjustment or amendment shall be made, that reduces or would have the effect of reducing the option price of an option or the grant price of a stock appreciation right previously granted under the plan whether through amendment, cancellation or replacement grants or other means, unless the Company’s stockholders approve the adjustment or amendment.

Clawback Policy

Pursuant to the Company’s Clawback Policy, the Company can recoup certain compensation from covered employees in the event of a restatement of our financial statements due to theft, fraud, willful misconduct or negligence. All employees receiving any short-term or long-term equity compensation are subject to this policy.

This policy covers all incentive and performance-based stock awards granted after the effective date of the policy under any Company equity incentive plan (e.g. stock options, restricted stock, and performance stock) and all cash performance awards (e.g. annual bonuses and other cash incentives) granted after the effective date of the policy. The recouped amount resulting from the restatement generally will be the difference between the amount of covered compensation previously awarded or earned and what would have been awarded or earned under the restated financial statements.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is comprised solely of independent members of the Company’s Board and includes Ms. Adams, Messrs. Perkins and Wood and Dr. Linse. No member of the Compensation Committee was an officer or employee of the Company during 2019, and no member of the Compensation Committee was formerly an officer of MRC Global or any of its subsidiaries. In addition, during 2019, none of our executive officers served as a member of a compensation committee or board of directors of any other entity, an executive officer of which served as a member of our Board.

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Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with Meridian, management and with the Board. Based on such review and discussion, the Compensation Committee, on behalf of the Board, has recommended that this Compensation Discussion and Analysis be included in this Proxy Statement for fiscal year 2019, ended December 31, 2019.

The Compensation Committee

Robert L. Wood, Chair
Deborah G. Adams
Dr. Cornelis A. Linse
John A. Perkins

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PROPOSAL II:

ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

We request our stockholders to approve, on an advisory basis, a non-binding, advisory resolution approving our named executive officer compensation as disclosed in accordance with the SEC’s rules in this Proxy Statement. This proposal is commonly known as a “Say-on-Pay” proposal.

As discussed in the “Compensation Discussion and Analysis” as well as in the tables, our compensation programs are designed to attract and retain the talent needed to drive stockholder value and help each of our businesses meet or exceed financial and performance targets. Our compensation programs are intended to reward our executive officers for successfully implementing our strategy to grow our business and create long-term stockholder value. We believe our programs effectively link executive pay to the financial performance of the Company while also aligning the interests of our executive officers with the interests of our stockholders. The following are some key points that demonstrate our commitment to aligning pay to performance:

●

The majority of executive officer target compensation is provided in the form of long-term equity awards ensuring pay is aligned with stockholders and linked to the performance of our Company’s common stock; and

●	Our 2019 annual cash incentive program aligns payments to actual performance on pre-established targets effectively linking the Company’s financial performance to executive officer pay.

We are seeking our stockholders’ support for our named executive officer compensation as this Proxy Statement details. This proposal is solicited in response to SEC requirements and seeks our stockholders’ views on our named executive officer compensation. It is not intended to address any specific element of compensation, but rather the overall compensation provided to our named executive officers including our pay philosophy, our pay principles and pay practices as this Proxy Statement describes. The Board asks for you to approve, on a non-binding basis, the following advisory resolution:

RESOLVED, that the stockholders of MRC Global Inc. (the “Company”) approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities Exchange Act of 1934, as amended, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative discussion contained in this Proxy Statement.

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. However, the Board will take into account the outcome of the vote when considering future executive compensation decisions for named executive officers. We currently conduct annual advisory votes on executive compensation and the next advisory vote following the vote at the Annual Meeting on our compensation of our named executed officers will take place at our 2021 Annual Meeting.

To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal. Abstentions from voting on this proposal and broker non-votes will not be treated as votes cast and, therefore, will have no effect on the outcome of this proposal.

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THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RESOLUTION APPROVING THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

Risk in Relation to Compensation Programs

We have performed a review of all of our material compensation plans and have concluded that there are no plans that provide meaningful incentives for employees, including the NEOs, to take risks that would be reasonably likely to have a material adverse effect on us. Because our current compensation plans have a cap on the amount of incentive compensation that can be paid under the plans, risk of excessive compensation is negligible. This limit also has the effect of not encouraging operational or strategic decisions that expose the Company to undue risk.

Summary Compensation Table for 2019

The following table, footnotes and the narrative discussion above in “Compensation Discussion and Analysis” set forth information with respect to compensation earned during each of the fiscal years ended 2017, 2018 and 2019 by our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Stock Awards ($) (3)	All Other Compensation ($) (4)	Total ($) (5)
Andrew R. Lane (6)	2019	900,000	—	—	4,586,783	19,389	5,506,172
Director, President and	2018	899,038	—	1,276,875	4,043,119	16,567	6,235,599
Chief Executive Officer	2017	850,000	—	690,838	3,923,120	16,422	5,480,380

James E. Braun (5)	2019	500,000	—	—	1,151,955	19,389	1,671,344
Executive Vice President and	2018	499,519	—	425,625	977,548	16,567	1,919,259
Chief Financial Officer	2017	475,000	—	289,542	1,038,147	16,422	1,819,111

Kelly Youngblood (1)	2019	48,077	380,000	—	1,599,170	332	2,027,579
Executive Vice President

Daniel J. Churay (6)	2019	425,000	—	—	821,456	16,767	1,263,223
Executive Vice President –	2018	424,519	—	361,781	727,046	16,567	1,529,913
Corporate Affairs, General	2017	400,000	—	243,825	673,518	16,422	1,333,765
Counsel & Corporate Secretary
Grant R. Bates	2019	325,000	—	—	358,949	357,301	1,041,250
Senior Vice President –	2018	324,712	—	258,213	317,698	310,807	1,211,430
Canada, International and Operational Excellence	2017	310,000	—	176,367	643,902	225,834	1,356,103

(1)

Signing bonus for Mr. Youngblood. The signing bonus will be paid in two installments on March 13, 2020 and September 11, 2020. The 2019 annual base salary of $500,000 for Mr. Youngblood is prorated based on his employment start date of November 18, 2019.

(2)	See “Compensation Discussion and Analysis – 2019 Annual Cash Incentive Performance” for a discussion of the 2019 annual cash incentive payouts.

(3)

The amounts in this column represent the grant date fair value of the RSU and PSU awards at target performance, calculated pursuant to FASB ASC Topic 718. For PSU awards based on relative TSR, the fair value is estimated on the date of grant based on a multifactor Monte Carlo valuation model that simulates our stock price and total shareholder return relative to companies in the OSX index. PSUs vest at the end of a three-year performance period with payouts ranging from 0% - 200% for both the relative TSR component and the RANCE component. For more information on the calculations used to determine stock-based compensation, please see Notes 1 and 13 of our 2019 Audited Financial Statements filed with the Company’s Form 10-K for the year ended December 31, 2019 filed with the SEC on February 14, 2020.

63	2020 Proxy Statement

(4)	Amounts in this column for 2019 include:

●	Company matching contributions made to the MRC Global Retirement Plan, a 401(k) plan, of $11,200 for Messrs. Lane, Braun and Churay;

●	Company contributions of $81,023 to Mr. Bates in lieu of contributions to his Australian superannuation fund;

●	The imputed value for Company-provided group life insurance of $7,524 for Messrs. Lane and Braun, $202 for Mr. Youngblood, $4,902 for Mr. Churay and $1,584 for Mr. Bates

●	A vehicle allowance for Mr. Bates of $12,000;

●	A housing and utilities allowance for Mr. Bates of $110,279;

●	A home leave allowance for Mr. Bates of $67,686;

●	Tax equalization payment to Mr. Bates of $75,166;

●

Miscellaneous other imputed amounts for Company-paid parking in the amount of $665 for Messrs. Lane, Braun and Churay, and $130 for Mr. Youngblood, and tax preparation fees in the amount of $9,563 for Mr. Bates.

(5)

On July 30, 2019, Mr. Braun notified the Company that he intended to retire on March 1, 2020 and the Company entered into a First Amendment to Employment Agreement (the “Amendment”) with Mr. Braun. Pursuant to the Amendment, if Mr. Braun served through March 1, 2020, or the Company terminated Mr. Braun’s employment other than for Cause (as defined), death or Disability (as defined) prior to this date, or if Mr. Braun left for Good Reason (as defined) prior to this date, Mr. Braun would be deemed to have satisfied the requirements of retirement eligibility for the purpose of equity awards that the Company granted to him under the Company’s 2011 Omnibus Incentive Plan, as amended, and would continue to vest in any Restricted Stock Unit awards and Performance Share Unit awards that the Company granted to him prior to his departure. Refer to “Potential Payments upon Termination or Change in Control” for additional details regarding the Amendment. The amount disclosed under “Stock Awards” for 2019 represents the sum of the following: (a) the grant date fair value of the RSUs and PSUs granted to him in February, 2019 in the ordinary course of business (computed as described in footnote 2 above); and (b) the incremental fair value of the modified awards calculated as of the modification date in accordance with FASB ASC Topic 718. The incremental fair value of the 2019 RSU awards and the PSU awards at target payout is $47,509 and the incremental fair value of the 2018 PSU awards at target payout is $97,800.

(6)

On October 29, 2019, the Company entered into a Second Amendment to Employment Agreement with Mr. Lane and a First Amendment to Employment Agreement with Mr. Churay. Pursuant to the respective amendments, if Mr. Lane serves through May 16, 2021 and in the case of Mr. Churay through February 18, 2021, or the Company terminates the applicable Executive’s employment other than for Cause (as defined), death or Disability (as defined) prior to this date, or the Executive leaves for Good Reason (as defined) prior to this date, the Executive will be deemed to have satisfied the requirements of retirement eligibility for the purpose of equity awards that the Company granted to him under the Company’s 2011 Omnibus Incentive Plan, as amended, and will continue to vest in any Restricted Stock Unit awards and Performance Share Unit awards that the Company granted to the Executive. Refer to “Potential Payments upon Termination or Change in Control” for additional details regarding the respective amendments. The amount disclosed under “Stock Awards” for 2019 represents the sum of the following: (a) the grant date fair value of the RSUs and PSUs granted to each Executive in February, 2019 in the ordinary course of business (computed as described in footnote 2 above); and (b) the incremental fair value of the modified awards calculated as of the modification date in accordance with FASB ASC Topic 718. There is no incremental value associated with any of the awards granted to Messrs. Lane and Churay that were subject to modification.

64	2020 Proxy Statement

CEO Pay Ratio

For 2019, the CEO to median employee pay ratio is 62:1. We calculated the CEO pay ratio for MRC Global in 2019 in accordance with the SEC disclosure requirements of executive compensation under Item 402(u) of Regulation S-K. In accordance with Item 402(u), we are required to select a new median employee. We identified the median employee by calculating the median for 2019 total target cash compensation (which includes base salary or pay and annual cash incentive at target) for all full and part time employees of MRC Global as of December 31, 2019, excluding our CEO. We included employees from all countries where we operate in this calculation, without exception. We believe that total target cash compensation is an appropriate measure to identify the median employee, since the use of long-term equity compensation is not widespread at MRC Global. Less than 5% of MRC Global employees receive long-term equity compensation.

We calculated 2019 annual total compensation for both the CEO and the median employee, using the same definition for total compensation as set forth in the Proxy Statement’s Summary Compensation Table (“SCT”) plus the value of benefits not reported in the SCT. These benefits include Company contributions to the medical, dental, accidental death and dismemberment, short-term disability and long-term disability plans, and the portion of group term life insurance premium that is not imputed income.

The CEO pay ratio was then determined by dividing the total compensation as calculated above for the CEO by the total compensation for the median employee.

Type of Compensation	CEO	Median Employee

Base Salary or Pay	$900,000	$56,727

Annual Incentive Compensation	$0	$9,572

Long Term Equity Awards	$4,586,783	$0

All Other Compensation	$19,389	$1,988

Benefits Not Reported in SCT*	$13,592	$20,395

Total	$5,519,764	$88,682

CEO to Median Employee Pay Ratio	62:1

*Benefits Not Reported in the SCT include Company contributions to the medical, dental, accidental death and dismemberment, short-term disability and long-term disability plans, and the portion of group term life insurance premium that is not imputed income.

Based on average annual realized pay for the three-year period 2017-2019, the ratio of CEO pay to Median Employee Pay would have been 62:1. See “Compensation Discussion and Analysis – 2017-2019 CEO Realized Pay vs. Granted Pay.”

65	2020 Proxy Statement

Grants of Plan-Based Awards in Fiscal Year 2019

The following table summarizes grants of restricted stock units, performance share units and annual cash awards provided to NEOs in 2019. The material terms of the Company’s annual cash incentive and long-term equity compensation programs are described in the “Compensation Discussion and Analysis” of this Proxy Statement.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date(s)	Threshold ($)(1)	Target ($)(2)	Maximum ($)(2)	Threshold ($)	Target ($)	Maximum ($)
Andrew R. Lane (6)	2/12/19	281,250	1,125,000	1,617,188				129,974	—		2,053,589
	2/12/19				—	64,987	129,974				1,026,795
	2/12/19				—	64,987	129,974				1,506,399
James E. Braun (6)	2/11/19	93,750	375,000	539,063				32,092	—		505,462
	2/11/19				—	16,046	32,092				255,131
	2/11/19				—	16,046	32,092				391,362
Kelly Youngblood(5)	11/18/19	—	—	—	—	—	—	112,697	—		1,599,170
	11/18/19
	11/18/19
Daniel J. Churay (6)	2/11/19	79,688	318,750	458,203				23,869	—		369,015
	2/11/19				—	11,934	23,868				184,500
	2/11/19				—	11,935	23,870				267,941
Grant R. Bates	2/11/19	56,875	227,500	327,031				10,430	—		161,248
	2/11/19				—	5,215	10,430				80,624
	2/11/19				—	5,215	10,430				117,077

(1)

Based on the annual cash incentive performance metrics and goals that the Compensation Committee approved for the 2019 performance period, no portion of the awards based on adjusted EBITDA, net income or revenue was payable unless minimum performance for those performance metrics was achieved. At minimum achievement of each performance metric, there is a payout of 25% of a participant’s target annual cash incentive with respect to the performance metric. The amounts in this column reflect 25% of the named executive officers’ target annual cash incentive for 2019.

(2)

Upon full achievement of each of the adjusted EBITDA and net income or revenue performance metrics, 100% of the target annual cash incentive is paid. For performance achievement between minimum and 100% achievement, payouts are interpolated on a straight-line basis. If performance metrics for adjusted EBITDA and net income or revenue are exceeded, the maximum payments are 150% and 125%, respectively, of target annual cash incentive. For performance achievement between 100% and maximum achievement, payouts are interpolated on a straight-line basis. The amounts in these columns reflect 100% and maximum payout of the named executive officers’ target annual cash incentive for 2019.

(3)

In 2019, long-term equity incentive grants included PSUs, which will vest at the end of three years based on relative total shareholder return performance (compared to companies in the OSX index) and RANCE performance. Payouts may range from 0% to 200% of target shares.

(4)

Except as indicated for Messrs. Lane, Braun and Churay, the amounts in this column represent the grant date fair value of the stock awards and performance-based awards, calculated pursuant to FASB ASC Topic 718. See “Compensation Discussion and Analysis – 2019 Long Term Equity Compensation Grant” for a discussion of the 2019 LTI grants. See footnote (6).

(5)	Mr. Youngblood will be eligible to participate in the Company’s annual cash incentive plan effective January 1, 2020.

(6)

In connection with the amendment of Messrs. Lane, Braun & Churay’s respective Employment Agreements (as more fully described in “Potential Payments upon Termination”), the Company modified the terms of the awards in fiscal year 2019 to grant “retirement eligibility” status under the 2011 Omnibus Incentive Plan, as amended. The amount disclosed under “Grant Date Fair Value of Stock and Option Awards” represents the sum of the following: (a) the grant date fair value of the RSUs and PSUs granted to Messrs. Lane, Braun and Churay in February, 2019 calculated as described in footnote 4 above; and (b) the incremental fair value of the modified awards calculated as of the modification date in accordance with FASB ASC Topic 718. For Mr. Braun, the incremental fair value of the 2019 RSU award and the 2019 PSU award at target payout is $47,509. There is no incremental fair value associated with 2019 RSU and PSU awards granted to Messrs. Lane and Churay.

66	2020 Proxy Statement

Outstanding Equity Awards at 2019 Fiscal Year-End

			Option Awards			Stock Awards

Name	Grant Date	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have Not Vested (#)	Market Value of Shares of Stock that have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested (#)
Andrew R Lane	5/9/2012	380,000	—	$20.85	5/9/2022	—	—
	3/7/2013	173,982	—	$29.35	3/7/2023	—	—
	2/18/2014	88,927	—	$29.30	2/18/2024	—	—
	2/18/2016					104,822(2)	1,429,772
	2/14/2017					28,796(1)	392,777	87,258(3)	1,190,199
	2/13/2018					75,551(1)	1,030,516	114,471(3)	1,561,384
	2/12/2019					129,974(1)	1,772,845	129,974(3)	1,772,845

James E Braun	11/10/2011	165,746	—	$18.10	11/10/2021	—	—
	5/9/2012	71,500	—	$20.85	5/9/2022	—	—
	3/7/2013	55,923	—	$29.35	3/7/2023	—	—
	2/18/2014	39,756	—	$29.30	2/18/2024	—	—
	2/13/2017					13,477(4)	183,826	20,079(3)	273,878
	2/12/2018					18,655(1)	254,454	28,265(3)	385,535
	2/11/2019					32,092(1)	437,735	32,092(3)	437,735

Kelly Youngblood
	11/18/2019					112,697(1)	1,537,187

Daniel J. Churay	8/16/2011	66,577	—	$18.10	8/16/2021	—	—
	11/10/2011	17,174	—	$18.10	11/10/2021	—	—
	5/9/2012	48,000	—	$20.85	5/9/2022	—	—
	3/7/2013	34,952	—	$29.35	3/7/2023	—	—
	2/18/2014	25,109	—	$29.30	2/18/2024	—	—
	2/13/2017					10,486(4)	143,029	12,077(3)	164,730
	2/12/2018					13,875(1)	189,255	21,022(3)	286,740
	2/11/2019					23,869(1)	325,573	23,869(3)	325,573

Grant. R Bates	5/8/2012	47,505	—	$21.05	5/8/2022	—	—
	3/7/2013	4,925	—	$29.35	3/7/2023	—	—
	2/18/2014	4,046	—	$29.30	2/18/2024	—	—
	2/13/2017					17,472(4)	238,318	7,488(3)	102,136
	2/12/2018					6,063(1)	82,699	9,186(3)	125,297
	2/11/2019					10,430(1)	142,265	10,430(3)	142,265

(1)	RSUs granted in February 2017, 2018 and 2019 and November 2019 vest 34% on the first anniversary of the date of grant and 33% on each of the second and third anniversaries of the date of grant.

(2)

With respect to Mr. Lane’s February 2016 RSU grant of 209,644 restricted stock units, 50% vest on the second anniversary of the date of grant and 50% vest on the fourth anniversary of the date of grant.

(3)

PSUs granted in February 2017, 2018 and 2019 vest after the completion of the 3-year performance period and the achievement of pre-established performance targets, upon the determination and certification by the Compensation Committee that such targets have been met.

(4)

RSUs granted in February 2017 vest 34% on the first anniversary of the date of grant and 33% on each of the second and third anniversaries of the date of grant. With respect to the additional RSU grant to NEOs in February 2017 as a retention incentive, the RSUs vest in full on the third anniversary of the date of grant.

67	2020 Proxy Statement

Option Exercises and Stock Vested During 2019

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Andrew R. Lane	319,056	5,472,330
James E. Braun	74,072	1,267,393
Kelly Youngblood	—	—
Daniel J. Churay	45,920	784,242
Grant R. Bates	32,555	558,941

(1)  This column reflects RSUs or PSUs that vested on February 12, 2019, February 13, 2019, February 14, 2019, February 18, 2019 and March 1, 2019.

(2)  The value realized upon vesting is based on the closing price of our common stock on February 12, 2019 of $16.04, February 13, 2019 of $16.36, on February 14, 2019 of $16.28, on February 15, 2019 of $17.87 and on March 1, 2019 of $17.21 per share.

Employment and Other Agreements

Four of the current named executive officers have entered into an employment agreement with us. Mr. Lane’s employment agreement commenced in May 2013 and was amended in February 2016 and October 29, 2019. Mr. Braun entered into an amended and restated employment agreement in February 2014, which was amended on July 30, 2019. Mr. Churay entered into an amended and restated employment agreement in February 2014 which was amended on October 29, 2019. Kelly Youngblood entered into an employment agreement with the Company on November 18, 2019. In addition to the terms of these agreements described below, the employment agreements provide for certain severance payments and benefits following a termination of employment under certain circumstances. These benefits are described in the section titled “Potential Payments upon Termination or Change in Control”.

The amendment to Mr. Lane’s employment agreement extended his term of employment until May 16, 2023, with automatic one-year renewals thereafter, unless either party gives ninety days’ written notice of non-renewal. The employment agreement of Mr. Braun has been extended until March 1, 2020. Mr. Churay’s employment has been extended until February 18, 2021. Mr. Youngblood’s employment agreement has an initial term of one year and will be extended on each subsequent anniversary for one additional year, unless either party gives ninety days’ written notice of non-renewal. Each agreement provides for an initial base salary, to be reviewed annually, which the Board (or a committee of the Board) may adjust upward at its discretion, and an annual cash incentive opportunity, for each completed fiscal year, to be based upon individual or Company performance criteria that the Board establishes for each fiscal year, with a target annual cash incentive expressed as a percentage of base salary. The following table sets forth each current named executive officer’s base salary as of January 1, 2019 and 2020 target annual cash incentive percentage:

Executive	Salary	Annual Percentage
Andrew R. Lane	$900,000	115%
James E. Braun	$500,000	—
Kelly Youngblood	$500,000	80%
Daniel J. Churay	$425,000	65%

Mr. Lane is subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during his employment and for 24 months thereafter (or 36 months thereafter if Mr. Lane is entitled to separation benefits following a Change in Control; see “Potential Payments upon Termination or Change in Control – Change in Control”), and is also subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

68	2020 Proxy Statement

Each of Mr. Braun, Mr. Youngblood and Mr. Churay is subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during his employment and for 18 months thereafter (or 24 months thereafter if the executive officer is entitled to separation benefits following a Change in Control; see “Potential Payments upon Termination or Change in Control – Change in Control”), and is also subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

Potential Payments upon Termination or Change in Control

Each of Messrs. Lane, Braun, Youngblood and Churay has an employment agreement with MRC Global. As such, each of these officers would be entitled to certain payments and benefits following a termination of employment under certain circumstances and upon a change in control. Mr. Bates also has certain rights under his letter of assignment with the Company. These benefits are summarized below and reflect obligations pursuant to employment agreements as well as pursuant to other compensatory arrangements.

Voluntary Separation

In the event of Mr. Youngblood’s voluntary separation (other than retirement) from employment, all unvested stock options and unvested stock awards in respect of the Company’s common stock that the executive holds would be forfeited.

Subject to the matters discussed in the paragraph below, under terms of the options and stock awards granted under the 2011 Omnibus Incentive Plan, as amended (the “2011 Omnibus Incentive Plan”), if a current NEO retires and either: (a) the current NEO is at least 65 years of age, or (b) the current NEO’s age plus years of service is equal to at least 80, the options and stock awards will continue to vest and become exercisable as if the current named executive officer remained employed with the Company; provided that the current NEO remains employed with the Company on or after the first anniversary of the date of grant unless the Compensation Committee waives this requirement. None of the current NEOs is 65 years of age, and none of the current NEOs age plus years of service is at least 80 or would be at least 80 during the following year.

If Mr. Lane remains employed through May 16, 2021, Mr. Churay remains employed through February 18, 2021, and Mr. Youngblood remains employed through November 18, 2024 (for each, the “Target Date”), the Company decides to terminate their employment other than for Cause (as defined), death or Disability (as defined) prior to their respective Target Date, or if Messrs. Lane, Braun, Youngblood or Churay leave for Good Reason (as defined) prior to their Target Date, they will be deemed to have satisfied any requirement that the executives’ age plus years of service equal at least 80 for the purposes of equity awards that the Company granted to them under the Company’s 2011 Omnibus Incentive Plan, as amended, prior to their departure and will be considered “retired” when they leave the Company’s employ; and after they leave the Company they will continue to vest in any RSUs that the Company granted to them pursuant to the retirement provisions of the applicable award agreements as modified by their amended employment agreements and will be eligible to receive shares based on the performance formula set forth under any PSU award that the Company granted them prior to their departure, prorated for the length of their service during any applicable performance period. To receive the retirement benefit of continued vesting, each of Messrs. Lane, Braun, Youngblood and Churay must meet the Company’s Equity Ownership Guidelines (as required in each of their amended employment agreements, if their employment is not terminated prior to that date), and continue to adhere to the restrictive covenants in each award agreement, including those that require them to refrain from competition with the Company and to refrain from the solicitation of employment of Company employees until the award is fully vested during retirement.

69	2020 Proxy Statement

Each of the current named executive officers would be entitled to unpaid obligations including salary and accrued but unused vacation time as of the termination date, each as set forth in the table below.

Name	Accrued Obligations ($)(1)	Total ($)
Andrew R. Lane	24,231	24,231
James E. Braun	15,385	15,385
Kelly Youngblood	13,462	13,462
Daniel J. Churay	18,185	18,185
Grant R. Bates	11,250	11,250

(1)	These amounts represent accrued salary and accrued but unused vacation time as of December 31, 2019.

Termination Not for Cause and Resignation for Good Reason

The employment agreements to which each of Messrs. Lane, Braun, Youngblood and Churay is a party provide that if their employment is terminated other than for “Cause”, death or “Disability” (each term, as defined in the agreements) or if they resign for “Good Reason” (as defined in the agreements), they are entitled to the following severance payments and benefits:

●	All accrued, but unpaid, obligations (including salary, annual cash incentive, expense reimbursement and vacation pay);

●

Monthly payments equal to 1/12th of annual base salary at the rate in effect immediately prior to termination and 1/12th target annual cash incentive for 18 months following termination, except for Mr. Lane who would receive monthly payments for 24 months following termination;

●

Continuation of medical benefits for 18 months, except for Mr. Lane who would receive continuation of medical benefits for 24 months, under The Consolidated Omnibus Budget Reconciliation Act (“COBRA”) based on 2020 rates including the administration fee; and

●	A pro-rata annual cash incentive for the fiscal year in which termination occurs based on actual performance through the end of the fiscal year.

These payments and the provision of benefits are generally subject to the execution of a release and compliance with restrictive covenants prohibiting competition, solicitation of employees and interference with business relationships during employment and thereafter during the applicable restriction period. These restrictions apply during employment and for 24 months following termination for Mr. Lane and for 18 months following termination for Messrs. Braun, Youngblood and Churay. In addition, Messrs. Lane, Braun, Youngblood and Churay are subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

In the event of a termination other than for Cause (as defined), death or Disability (as defined) or a resignation with Good Reason (as defined), unvested stock options, restricted stock and other long-term equity would continue to vest following termination as if the executive officer remained an active employee so long as the executive officer complies with the executive officer’s obligations with respect to restrictive covenants. As it relates to PSU awards, the executive officers will be eligible to receive shares based on the performance formula set forth under any PSU award that the Company granted them prior to their departure, prorated for the length of their service during any applicable performance period.

Pursuant to Mr. Bates’ letter of assignment, if the Company terminates him other than for cause, Mr. Bates would also be entitled to certain repatriation benefits including the cost of an airline ticket for him and his spouse to their home country or another location mutually agreed to by Mr. Bates and MRC Global and the reasonable cost for shipment of household goods to the same location.

70	2020 Proxy Statement

Name	Accrued Obligations ($)(1)	Separation Payments ($)(2)	Pro Rata Incentive ($)(3)	Value of Medical Benefits ($)	Value of Accelerated Vesting of Equity ($)	Total ($)
Andrew R. Lane	24,231	4,050,000	—	36,104	—	4,110,335
James E. Braun	15,385	1,312,500	—	24,958	—	1,352,843
Kelly Youngblood	13,462	750,000	—	37,438	—	800,900
Daniel J. Churay	18,185	1,115,625	—	37,438	—	1,171,248
Grant R Bates	11,250	—	—	—	—	11,250

(1)	These amounts represent accrued salary and accrued but unused vacation time as of December 31, 2019.

(2)

In the case of Mr. Lane, the amounts represent 24 months of base salary at the 2019 rate plus 24 months of target annual cash incentive. Mr. Lane has a target annual cash incentive of 125% of his 2019 base salary. In the case of Messrs. Braun and Churay, the amounts represent the continuation of their respective 2019 base salaries for 18 months plus 18 months of target annual cash incentive following termination at the 2019 target percentage of 75%. In the case of Mr. Youngblood, the amount represents the continuation of his 2019 base salary for 18 months. Mr. Youngblood will be eligible to participate in the annual cash incentive program on January 1, 2020.

(3)

Mr. Lane has a target annual cash incentive of 125% of his 2019 annual base salary. Messrs. Braun and Churay have a target annual cash incentive of 75% of annual base salary for 2019. Assuming a termination date of December 31, 2019, Messrs. Lane, Braun and Churay would not be entitled to receive cash incentive based upon the 2019 performance results.

Termination for Cause

As defined in the 2007 Stock Option Plan, upon a termination for Cause, pursuant to the applicable award agreements, stock options that the current named executive officers hold would in each case be forfeited immediately for no consideration. Under the 2011 Omnibus Incentive Plan, upon a termination for Cause (as defined in the 2011 Omnibus Incentive Plan), pursuant to the applicable award agreements, unvested stock options and unvested restricted stock that the current named executive officers hold would be forfeited immediately for no consideration. Each of the current NEOs would also be paid the value of any accrued but unused vacation time as of the termination date.

Name	Accrued Obligations ($)(1)	Total ($)
Andrew R. Lane	24,231	24,231
James E. Braun	15,385	15,385
Kelly Youngblood	13,462	13,462
Daniel J. Churay	18,185	18,185
Grant R. Bates	11,250	11,250

(1) These amounts represent accrued salary and accrued but unused vacation time as of December 31, 2019.

Termination Due to Death or Disability

Pursuant to the employment agreements with Messrs. Lane, Braun, Youngblood and Churay and the expatriate assignment letter with Mr. Bates, upon a termination of employment due to death or Disability (as defined in the agreements), they (or their beneficiaries) would be entitled to receive a pro-rata portion of the annual cash incentive for the fiscal year in which termination occurs, based on actual performance through the end of the fiscal year.

Under the 2011 Omnibus Incentive Plan, pursuant to the applicable award agreements, in the event of a termination due to death or Disability (as defined in the 2011 Omnibus Incentive Plan), the vested stock options and stock awards would remain vested and, in the case of options, would be exercisable until the first anniversary of the date of termination. The unvested stock options and stock awards that were granted to the current named executive officers would be deemed to be vested with respect to an additional 33% of the shares subject to the award agreement.

71	2020 Proxy Statement

With respect to PSUs, the number of the shares awarded will be based on performance at the end of the applicable PSU performance period, prorated based on the number of years the Company employed the participant in the performance period prior to participant’s death or Disability, rounded up to the nearest whole year. Each of the NEOs (or their beneficiaries) would also be paid the value of any accrued but unused vacation time as of the termination date.

Under the 2007 stock option plan, the vested stock options would be exercisable at any time prior to the earliest to occur of the 10-year anniversary of the date of grant or 24 months following the date of termination.

Name	Accrued Obligations ($)(1)	Pro Rata Incentive ($)(2)	Value of Accelerated Vesting of Equity ($)(3)	Total ($)
Andrew R. Lane	24,231	—	4,077,698	4,101,929
James E. Braun	15,385	—	770,501	785,886
Kelly Youngblood	13,462	—	507,272	520,734
Daniel J. Churay	18,185	—	512,799	530,984
Grant R. Bates	11,250	—	330,339	341,589

(1)	These amounts represent accrued salary and accrued but unused vacation time as of December 31, 2019.

(2)

Mr. Lane has a target annual cash incentive of 125% of his 2019 annual base salary. Messrs. Braun and Churay have a target annual cash incentive of 75% of annual base salary for 2019; and Mr. Bates has a target annual cash incentive of 70% of annual base salary for 2019. Assuming a termination date of December 31, 2019, the NEOs would not be entitled to receive cash incentive based upon the 2019 performance results. Mr. Youngblood is not eligible to participate in the cash incentive program until January 1, 2020.

(3)

The amount in this column includes the value of the acceleration of the vesting of an additional 33% of the unvested RSUs. With respect to PSUs, the number of the shares awarded will be based on performance at the end of the applicable PSU performance period, prorated based on the number of years the Company employed the participant in the performance period prior to participant’s death or Disability, rounded up to the nearest whole year. It is not possible to predict actual performance for the 2018-2020 PSUs and 2019-2021 PSUs; however, as of the date of the table above, the performance for the 2017-2019 PSUs is known and included in the table. In all cases, the value of the accelerated vesting is based on the closing price on December 31, 2019 of our common stock of $13.64.

Change in Control

Under our employment agreements with each of Messrs. Lane, Braun, Youngblood and Churay, if upon a Change in Control, or within 24 months following a Change in Control, the Executive’s employment is terminated by the Company other than for Cause, death or Disability, or by the Executive for Good Reason (each as defined in the agreements), the executive would be entitled to the following:

●	All accrued, but unpaid obligations (including, salary, annual cash incentive, expense reimbursement and vacation pay);

●

Payment of an amount equal to the sum of 24 months (36 months for Mr. Lane) of the executive’s base salary and two times (three times for Mr. Lane) the target annual cash incentive in effect on the date of termination; and

●	Medical Continuation (as defined in each employment agreement) for 24 months (36 months for Mr. Lane).

Additionally, pursuant to the 2011 Omnibus Incentive Plan, as amended, and applicable award agreements, all options and restricted stock awards outstanding on the date of a Change in Control (as defined in the 2011 Omnibus Incentive Plan, as amended) would accelerate and vest. For PSUs, the end of each performance period is changed from the third anniversary of the beginning of the period to the date that the Change of Control has occurred, and the TSR and RANCE measures are then applied to determine the payout under the PSU awards.

72	2020 Proxy Statement

Each of Messrs. Lane, Braun, Youngblood and Churay’s employment agreements and the 2011 Omnibus Incentive Plan, as amended, defines a Change in Control as:

(a)

An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent of:

(i)	the then-outstanding shares of common stock of the Company and any other securities into which those shares are changed or for which those shares are exchanged (“Shares”); or

(ii)

the combined voting power of the Company’s then-outstanding Voting Securities; provided, that in determining whether a Change in Control has occurred, the acquisition of Shares or Voting Securities in a Non-Control Acquisition (defined below) shall not constitute a Change in Control;

(b)

The consummation of a merger, consolidation or reorganization (x) with or into the Company or (y) in which securities of the Company are issued (a “Merger”), unless the Merger is a “Non-Control Transaction” (defined below);

(c)	A complete liquidation or dissolution of the Company; or

(d)

The sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity (defined below) or (y) the distribution to the Company’s shareholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because any person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding voting securities as a result of the acquisition of shares or voting securities by the Company which, by reducing the number of shares or voting securities then outstanding, increases the proportional number of shares beneficially owned by the Subject Person; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company and, after such acquisition by the Company, the Subject Person becomes the beneficial owner of any additional shares or voting securities and such beneficial ownership increases the percentage of the then outstanding shares or voting securities beneficially owned by the Subject Person, then a Change in Control will occur.

A “Non-Control Acquisition” means an acquisition by:

(a)	an employee benefit plan (or a trust forming a part thereof) maintained by:

(i)	the Company; or
(ii)

any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”),

(b)	the Company or any Related Entity, or

(c)	any Person in connection with a Non-Control Transaction (defined below).

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A “Non-Control Transaction” means a Merger in which:

(a)

the shareholders of the Company immediately before the Merger own directly or indirectly immediately following the Merger at least a majority of the combined voting power of the outstanding voting securities of:

(i)

the corporation resulting from the Merger (the “Surviving Corporation”), if there is no Person that Beneficially Owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding voting securities of the Surviving Corporation (a “Parent Corporation”), or

(ii)	if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(b)	the individuals who were members of the Board immediately prior to the execution of the agreement providing for the Merger constitute at least a majority of the members of the board of directors of:

(i)	the Surviving Corporation, if there is no Parent Corporation, or
(ii)	if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

(c)	no Person other than:

(i)	the Company or another corporation that is a party to the agreement of Merger,
(ii)	any Related Entity,
(iii)	any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Related Entity, or
(iv)

any Person who, immediately prior to the Merger had Beneficial Ownership of 50% or more of the then outstanding Shares or Voting Securities, has Beneficial Ownership, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding voting securities or common stock of:

(x)	the Surviving Corporation, if there is no Parent Corporation, or
(y)	if there is one or more than one Parent Corporation, the ultimate Parent Corporation.

Name	Accrued Obligations ($)(1)	Lump Sum Payment ($)(2)	Value of Medical Benefits ($)(3)	Value of Accelerated Vesting of Equity ($)(4)	Total ($)
Andrew R. Lane	24,231	6,075,000	54,156	9,988,545	16,141,932
James E. Braun	15,385	1,750,000	33,278	2,172,525	3,971,188

Kelly Youngblood	13,462	1,000,000	49,918	1,537,187	2,600,567
Daniel J. Churay	18,185	1,487,500	49,918	1,568,409	3,124,012

Grant R. Bates	11,250	—	—	902,709	913,959

(1)	These amounts represent accrued salary and accrued but unused vacation time as of December 31, 2019.

(2)

In the case of Mr. Lane, the amount represents 36 months of base salary at the 2019 rate plus 36 months of target annual cash incentive. Mr. Lane has a target annual cash incentive of 125% of his 2019 base salary. In the case of Messrs. Braun and Churay, the amounts represent their respective 2019 base salaries for 24 months plus 24 months of target annual cash incentive. Messrs. Braun and Churay have a target annual cash incentive of 75% of their respective 2019 base salary. In the case of Mr. Youngblood, the amount represents 24 months of his 2019 base salary. Mr. Youngblood is not eligible to participate in the annual cash incentive plan until January 1, 2020.

(3)

In the case of Mr. Lane, the amounts represent 36 months of continued medical coverage based on 2020 COBRA rates including the administration fee. In the case of Messrs. Braun, Youngblood and Churay, the amounts represent 24 months of continued medical coverage based on 2020 COBRA rates including the administration fee.

74	2020 Proxy Statement

(4)

Equity accelerates upon a Change of Control even if the NEO is not terminated from employment. Therefore, the amounts in this column would have been payable upon a Change of Control on December 31, 2019 even if the amounts in the other columns were not payable because the NEO had not yet terminated employment. The amounts in this column include the value of the acceleration of the unvested RSUs and unvested PSUs. For PSUs, the end of the performance period is changed from the third anniversary of the beginning of the period to the date that the Change of Control has occurred. The TSR and RANCE measures are then applied to the shortened period to determine accelerated vesting amounts and payouts. For the purposes of the table, a December 31, 2019 change of control date was applied. As the 2017 – 2019 PSU performance is known as of December 31, 2019, the actual performance was used. For the 2018 – 2020 and the 2019 – 2021 PSU grants, the table above reflects results as of the shortened performance period, which results could vary significantly from actual results for the full three-year performance period. In all cases, the value of the accelerated vesting is based on the closing price on December 31, 2019 of our common stock of $13.64.

Certain Relationships and Related Transactions

This section describes material related party transactions between us and our directors, executive officers and 5% stockholders and their immediate family members that occurred in 2019.

Transactions with Hansford Associates Limited Partnership

MRC Global (US) Inc., our principal U.S. operating subsidiary, leases certain land and buildings at various locations from Hansford Associates Limited Partnership (“Hansford Associates”), a limited partnership in which H. B. Wehrle, III (a current member of the Board) and certain of his immediate family members are limited partners. Mr. Wehrle owns approximately 5% of Hansford Associates. MRC Global (US) Inc. paid Hansford Associates a rental amount of approximately $1 million in 2019. We believe that the rental amounts under MRC Global (US) Inc.’s leases with Hansford Associates are generally comparable to market rates negotiable among unrelated parties. Mr. Wehrle will not be standing for re-election at the Annual Meeting. Therefore, after the Annual Meeting, there will be no director related party transactions other than as described in Mario Investments LLC below.

Mario Investments LLC

See “Preferred Stock Issuance” for a discussion of our relationship with Mario Investments LLC.

Other Related Transactions

Mr. Bates’s wife is employed in the marketing department of the Company and has no direct reporting relationship to Mr. Bates. Her total compensation for 2019 was approximately $123,000.

Related Party Transaction Policy

We have in place a formal written Related Party Transaction Policy for the review, approval, ratification and disclosure of related party transactions. This policy applies to any transaction, arrangement or relationship (or any series of similar or related transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any related party had or will have a direct or indirect material interest. The Audit Committee of the Board must review, and may approve and ratify a related party transaction that is subject to the Related Party Transaction Policy, if the transaction is consistent with the Related Party Transaction Policy and is on terms, taken as a whole, that the Audit Committee believes are no less favorable to us than could be obtained in an arm’s-length transaction with an unrelated third-party, unless the Audit Committee otherwise determines that the transaction is not in our best interests. Our Audit Committee does not need to approve or ratify any related party transaction or modification of the transaction that the Board has approved or ratified by the affirmative vote of a majority of directors who do not have a direct or indirect material interest in such transaction. In addition, our Compensation Committee, rather than our Audit Committee, must approve related party transactions involving compensation of our directors and executive officers.

Our credit facilities also contain covenants which, subject to certain exceptions, require us to conduct all transactions with any of our affiliates on terms that are substantially as favorable to us as we would obtain in a comparable arm’s-length transaction with a person that is not an affiliate.

75	2020 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

The Company’s Audit Committee is composed entirely of non-management, independent directors. Our Board has determined that all of the members of the Audit Committee meet the independence and financial literacy requirements of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. In addition, the Board of Directors has determined that Mss. Duganier and Adams and Mr. Anthony all meet the definition of “audit committee financial expert” as defined by the rules and regulations of the SEC. In 2019, the Audit Committee held five meetings. Mr. Perkins, who departed from the Audit Committee in February 2019 when he was reassigned to the Governance Committee, attended all meetings until his departure. Dr. Linse joined the Audit Committee in February 2019 upon Mr. Perkins’ retirement from the committee. The Audit Committee has adopted, and annually reviews and assesses the adequacy of a charter outlining the practices it follows. The charter, which complies with all current regulatory requirements, can be viewed on the Company’s website, www.mrcglobal.com, by clicking on “Investor Relations,” then “Corporate Governance,” then “Committee Charters – Audit Committee.”

During 2019, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of the Company’s financial management team. The Audit Committee reviewed with senior members of the Company’s financial management team, the independent auditors, and the vice president of internal audit, the overall audit scope and plans, the results of internal and external audit examinations, evaluations by management and the independent auditors of the Company’s internal controls over financial reporting and the quality of the Company’s financial reporting. Additionally, the Audit Committee had separate private sessions without members of management present, during each of its regularly scheduled quarterly meetings, with (i) the Company’s independent auditors, and (ii) the vice president of internal audit, at which candid discussions regarding financial management, legal, accounting, auditing, and internal control matters took place. The Audit Committee also discussed the effectiveness of the Company’s compliance program and received status reports, including a review of hotline results, on compliance issues. Members of the Audit Committee also met in executive session during each of its regularly scheduled quarterly meetings. Finally, the Audit Committee Chair met periodically with members of management and the Company’s independent auditors to review Audit Committee meeting agendas and discuss accounting and reporting matters.

The Audit Committee is updated periodically on management’s process to assess the adequacy of the Company’s system of internal controls over financial reporting and management’s conclusions on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee has also discussed with the independent auditors their evaluation of the Company’s system of internal controls over financial reporting.

The Audit Committee reviewed with senior members of management, including the vice president of internal audit and general counsel, and the independent auditors, significant risks and exposures that management identified, the overall adequacy and effectiveness of the Company’s legal, regulatory and ethical compliance programs, including the Company’s Code of Ethics and Code of Ethics for Principal Executive and Senior Financial Officers.

During 2019, the Audit Committee discussed preparation for the new auditing standard report requiring external auditors to include a discussion of critical audit matters (“CAM”) in their audit report.

The Audit Committee formally evaluates the performance of the Company’s independent auditors, including the senior audit engagement team members, each year and determines whether to reengage the current independent auditors or consider other audit firms. In doing so, the Audit Committee considers the quality and efficiency of the services the auditors provided, the auditors’ global capabilities, and the auditors’ technical expertise, tenure as the Company’s independent auditors, knowledge of the Company’s global operations and industry and reputation for integrity and competence in the fields of accounting and auditing. Based on this evaluation, the Audit Committee decided to engage Ernst & Young LLP (“E&Y”) as our independent auditors for the year ended

76	2020 Proxy Statement

December 31, 2020. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue its long-standing practice of recommending that the Board ask the stockholders, at their Annual Meeting, to ratify the appointment of the independent auditors (see Proposal III).

The Audit Committee is directly responsible for appointing, compensating, retaining and overseeing the work of MRC Global’s independent registered public accounting firm, including reviewing and evaluating the performance of the lead audit partner responsible for the Company’s audit. E&Y has served as the Company’s independent registered public accounting firm continuously since 2007.

Management has reviewed and discussed the audited financial statements in the Company’s Annual Report on Form 10-K with the Audit Committee including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations and reviewed certifications that the chief executive officer and the chief financial officer prepared that the unaudited quarterly and audited consolidated financial statements of the Company fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company, and have expressed to both management and the independent auditors their general preference for appropriate policies when a range of accounting options is available.

In its meetings with representatives of the independent auditors, the Audit Committee discussed those matters required to be discussed by the applicable requirements of the rules of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by Auditing Standard No. 1301, Communication with Audit Committees (AS1301). The Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communication with the Audit Committee concerning independence and has discussed with the independent auditors their independence. The Audit Committee considered with the independent auditors whether the provision of non-audit services they provided to the Company during 2019 was compatible with their independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly and annual reports on Form 10-Q and Form 10-K, respectively, prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting and for preparing the financial statements, and other reports, and of the independent auditors, who are engaged to audit and report on the consolidated financial statements of the Company and subsidiaries and the effectiveness of the Company’s internal controls over financial reporting.

In reliance on these reviews and discussions, and the reports of the independent auditors, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.

Barbara J. Duganier, Chair

Deborah G. Adams

Leonard M. Anthony

Dr. Cornelis A. Linse

77	2020 Proxy Statement

Principal Accounting Fees and Services

The following table presents by category of service the total fees for services rendered by E&Y during the fiscal years ended December 31, 2019 and 2018.

	Year Ended December 31 (Dollars in thousands)
	2019	2018
Audit Fees (1)	$2,388	$2,339
Audit Related Fees (2)	28	28
Tax Compliance Fees	89	84
Tax Advisory Fees (3)	503	453
All Other Fees (4)	65	65

	$3,073	$2,969

(1)

Includes fees and expenses related to the audit of the Company’s annual consolidated financial statements, internal controls over financial reporting, statutory audit services required internationally and reviews of the Company’s quarterly financial statements.

(2)	Includes fees for the audit of the Company’s retirement plan.

(3)	Includes fees for planning and advice with respect to various domestic and foreign corporate tax matters.

(4)	Miscellaneous out-of-pocket expenditures in connection with services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of Ernst & Young LLP (E&Y), our independent registered public accounting firm, based upon the quality and efficiency of services provided by E&Y, their global capabilities, and their knowledge and expertise of our operations. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by our independent registered public accounting firm.

On an ongoing basis, our management presents specific projects and categories of service to the Audit Committee to request advance approval. The Audit Committee reviews those requests and advises management if the Audit Committee approves the engagement of E&Y. On a periodic basis, the actual spending for these projects and services compared to the approved amounts is reported to the Audit Committee. The Audit Committee may also delegate the authority to pre-approve audit and permitted non-audit services, excluding services related to the Company’s internal control over financial reporting, to the chairman of the Audit Committee; provided that any pre-approvals are reported to the Audit Committee at a subsequent Audit Committee meeting. In 2018 and 2019, the Audit Committee approved all of E&Y’s services.

The Audit Committee’s pre-approval policy with respect to audit and non-audit services is an attachment to the Audit Committee Charter, which is available on our website at www.mrcglobal.com.

78	2020 Proxy Statement

PROPOSAL III: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for selecting our independent, registered public accounting firm. At a meeting held on February 10, 2020, the Audit Committee appointed Ernst & Young LLP (E&Y) as the independent auditors to audit our financial statements for calendar year 2020. A representative of E&Y will attend the Annual Meeting and will be available to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so. Stockholder approval of the appointment of E&Y is not required, but the Audit Committee and the Board are submitting the selection of E&Y for ratification to obtain our stockholders’ views. If a majority of the stockholders do not ratify the appointment of E&Y, the Audit Committee and the Board will consider the voting results and evaluate whether to select a different independent auditor.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020.

79	2020 Proxy Statement

INCORPORATION BY REFERENCE

The Compensation Committee Report on Executive Compensation and the Report of the Audit Committee are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings that MRC Global makes under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that MRC Global specifically incorporates this information by reference. In addition, the website addresses contained in this Proxy Statement are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

OTHER MATTERS

The Board has not received valid notice of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, all proxies that have been properly submitted will be voted in respect thereof as the proxyholders deem advisable.

It is important that proxies be returned promptly to ensure that your shares are represented at the Annual Meeting. Shareholders are urged to submit your proxy or voting instructions as soon as possible electronically over the internet, by telephone or, if you received a printed copy of the proxy materials, by completing, dating, signing and returning the enclosed proxy card or voting instruction form.

ACCESS TO REPORTS AND OTHER INFORMATION

We file our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and other documents electronically with the SEC under the Exchange Act. You may obtain such reports from the SEC’s website at www.sec.gov.

Our website is www.mrcglobal.com. We make available free of charge through the Investor Relations tab of our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Corporate Governance Guidelines, Code of Ethics for Senior Officers, Board committee charters, and the MRC Global Code of Ethics are also available on our website. We will provide, free of charge, a copy of any of our corporate documents listed above (i) upon written request to our Corporate Secretary at Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010, or (ii) by email request to our Corporate Secretary at gc@mrcglobal.com, or (iii) by calling toll free at 877-294-7574.

Houston, Texas

March 25, 2020

80	2020 Proxy Statement

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies must be received by 11:59 p.m. Houston, TX Time, on May 6, 2020
Vote by internet
• Go to www.investorvote.com/MRC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Management Proposals — The Board of Directors recommends a vote “FOR” the election of each of the nominees listed below and “FOR” Proposals II and III.

I.	Election of Directors:	01) Rhys J. Best 02) Deborah G. Adams 03) Leonard M. Anthony	04) Barbara J. Duganier 05) Andrew R. Lane 06) Cornelis A. Linse	07) John A. Perkins 08) Robert L. Wood	For All ☐	Withhold All ☐	For All Except ☐

II.	Approve a non-binding advisory resolution approving the Company’s named executive officer compensation.				For ☐	Against ☐	Abstain ☐

III.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2020.				For ☐	Against ☐	Abstain ☐

B	Non-Voting Items

    Change of Address – Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

    The signer hereby revokes all proxies previously given by the signer to vote at said Annual Meeting or any adjournments thereof. Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney,

    executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2020 Proxy Statement

MRC GLOBAL INC.

Annual Meeting of Stockholders

May 7, 2020

10:00 a.m. Houston, Texas time

Fulbright Tower Auditorium

1301 McKinney Street

Houston, Texas 77010

We are actively monitoring the coronavirus (COVID-19) and

in the event it is not advisable to hold our meeting in person,

we will announce alternative arrangements for the meeting in advance.

Please monitor our website at https://www.mrcglobal.com

and click on Investor Relations for updated information.

Important notice regarding the internet availability of

proxy materials for the Annual Meeting of Stockholders.

The 2020 Proxy Statement and Annual Report are available at:

www.edocumentview.com/MRC

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – MRC GLOBAL INC.

Proxy Solicited on Behalf of the Board of Directors of MRC Global Inc. for the Annual Meeting of Stockholders on May 7, 2020.

The stockholder of MRC Global Inc. (“MRC Global”) referenced on the reverse side hereof hereby appoints KELLY YOUNGBLOOD and DANIEL J. CHURAY, jointly and severally with full power of substitution, as proxies to represent and to vote all of the shares of MRC GLOBAL’s Stock the stockholder referenced on the reverse side hereof is entitled to vote at the Annual Meeting of Stockholders of MRC Global Inc. to be held on the 7th day of May, 2020, and at any and all adjournments thereof, on all matters coming before said meeting.

THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RETURNED, WILL BE VOTED AS INDICATED. IF NO VOTING DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE OTHER MATTERS REFERENCED ON THE REVERSE SIDE HEREOF.

PLEASE SEE THE REVERSE SIDE FOR VOTING INSTRUCTIONS.

If you vote by telephone or the internet, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING

2020 Proxy Statement